As filed with the Securities and Exchange Commission on August 27, 1997

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                            CARRAMERICA REALTY, L.P.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                                             52-1976308
-------------------------------                            -------------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                             Identification No.)


                         1700 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20006
                    ----------------------------------------
                    (Address of Principal Executive Offices)


                                 (202) 624-7500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                              Name of Each Exchange on Which
 to be so Registered                              Each Class is to be Registered
---------------------                             ------------------------------
   Not applicable                                         Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                          Units of Partnership Interest
                          -----------------------------
                                (Title of Class)



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

                                Table of Contents

                                                                        Page No.

Item 1.     Business......................................................... 1
Item 2.     Financial Information............................................ 4
Item 3.     Properties....................................................... 8
Item 4.     Security Ownership of Certain Beneficial Owners and Management...14
Item 5.     Directors and Executive Officers.................................15
Item 6.     Executive Compensation...........................................15
Item 7.     Certain Relationships and Related Transactions...................16
Item 8.     Legal Proceedings................................................16
Item 9.     Market Price of and Distributions on the Registrant's Common
            Equity and Related Security Holder Matters.......................16
Item 10.    Recent Sales of Unregistered Securities..........................16
Item 11.    Description of Registrant's Securities to be Registered..........17
Item 12.    Indemnification of Directors and Officers........................22
Item 13.    Financial Statements and Supplementary Data......................23
Item 14.    Changes in and Disagreements With Accountants on Accounting
            and Financial Disclosure.........................................23
Item 15.    Financial Statements and Exhibits................................24

Item 1.  Business

                                     GENERAL

        CarrAmerica Realty, L.P., a Delaware limited partnership (the "Partnership"), was organized in March 1996 and its activities as of July 31, 1997 included the acquisition, development, ownership and operation of office properties primarily in select suburban growth markets across the United States. The Partnership's portfolio, as of July 31, 1997, consisted of (i) 45 operating properties containing approximately 3.9 million rentable square feet of office space located in Austin, Texas, Southeast Denver, suburban Dallas, suburban Salt Lake City, suburban Chicago and Southern California (the "Properties"), (ii) four properties under construction that will contain approximately 510,000 square feet of office space, and (iii) land and options to acquire land that will support the future development of up to 1.2 million square feet of office space. See "Recent Sales of Unregistered Securities." The Properties owned as of June 30, 1997 were 91.2% leased as of that date. Each of the Properties is wholly owned by the Partnership.

        The Partnership is managed indirectly by CarrAmerica Realty Corporation, a Maryland corporation ("CarrAmerica"). CarrAmerica indirectly serves as the sole general partner of the Partnership and indirectly owned approximately 87% of the units of partnership interest ("Units") in the Partnership as of June 30, 1997. CarrAmerica is a real estate investment trust (a "REIT") for federal income tax purposes and its shares of common stock, $.01 par value per share ("Common Stock"), are listed on the New York Stock Exchange under the symbol "CRE."

        CarrAmerica and its predecessor, The Oliver Carr Company, have been in the real estate business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, in connection with the formation of a strategic alliance with Security Capital U.S. Realty, a European real estate operating company (together with its wholly-owned subsidiary, "SC-USREALTY"), CarrAmerica shifted its focus from downtown Washington, D.C. to a national business strategy. As of July 31, 1997, SC-USREALTY owned approximately 43.1% of the outstanding Common Stock of CarrAmerica (38.3% on a fully diluted basis).

        CarrAmerica is engaged in acquiring, developing, owning and operating office properties primarily in select suburban growth markets located across the United States. As of July 31, 1997, CarrAmerica owned interests in 216 operating properties containing approximately 16.8 million square feet of office space located in 13 markets, nine properties under construction that will contain approximately 1.2 million square feet of office space, and land and options to acquire land that will support the development of up to 5.6 million square feet of office space. CarrAmerica owns these interests (i) directly, (ii) indirectly through wholly owned subsidiaries, (iii) through the Partnership, and (iv) through Carr Realty, L.P., another Delaware limited partnership in which CarrAmerica is the sole general partner and owned, as of July 31, 1997, approximately 75% of the interests therein ("Carr Realty"). CarrAmerica also owns substantially all of the economic interest in various other subsidiaries that conduct management, leasing and development operations.

        Generally, CarrAmerica currently acquires office properties located in its Austin, Texas, Southeast Denver, suburban Dallas and suburban Salt Lake City target markets through the Partnership. In addition, CarrAmerica currently utilizes the Partnership as the acquisition vehicle in transactions where some or all of the sellers desire to receive consideration in the form of partnership interests rather than cash. As of July 31, 1997, such transactions have been effected in the Southeast Denver, Austin, Texas, suburban Salt Lake City, suburban Chicago and Southern California markets. CarrAmerica currently expects that future acquisitions will be effected through the Partnership in the circumstances described above, although there can be no assurance that CarrAmerica will elect to acquire any additional office properties through the Partnership, or that CarrAmerica will not acquire office properties through the Partnership under different circumstances. All such decisions will be made by CarrAmerica, either directly or indirectly.

        The Partnership is capitalized through the issuance of Units. CarrAmerica, through its wholly owned subsidiary, CarrAmerica Realty GP Holdings, Inc., a Delaware corporation ("GP Holdings"), serves as the sole general partner of the Partnership and owned a 1.0% general partner interest (in the form of Units) in the Partnership as of June 30, 1997. In addition, CarrAmerica, through its wholly owned subsidiary, CarrAmerica Realty LP Holdings, Inc., a Delaware corporation ("LP Holdings"), owned an approximate 86% limited partnership interest (in the form of Units) in the Partnership as of June 30, 1997. The remaining Units are owned by persons who received such Units in connection with the contribution to the Partnership of interests in certain Properties. The Partnership has approximately 70 employees, including approximately 50 on-site employees.

Business Strategy

        CarrAmerica's primary business objective is to achieve long-term sustainable per share cash flow growth through a strategy of (i) acquiring, developing, owning and operating office properties primarily in suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) developing a national operating system that satisfies and capitalizes on the financial and operational demands of corporate office space users. CarrAmerica seeks to acquire properties characterized by highly functional physical environments, strategic suburban locations in close proximity to key transportation arteries, residential areas and other amenities, and low initial and long-term costs of occupancy.

        CarrAmerica has focused its acquisition activity in the Pacific, Mountain, Central and Southeast regions of the United States, regions which generally possess strong growth characteristics. Within these regions, CarrAmerica is targeting specific submarkets in which operating costs for businesses are relatively low, long-term population and job growth generally are expected to exceed the national average, large, well-educated employment pools exist, and barriers to entry exist for new supplies of office space. CarrAmerica has established a local presence in each of its existing target markets through its investment activity and through the relationships established by its experienced market officers. CarrAmerica's target markets include the following:
Northern California; metropolitan Washington, D.C.; suburban Atlanta; Southern California; Southeast Denver; Austin, Texas; suburban Chicago; suburban Seattle; suburban Phoenix; suburban Dallas; suburban Portland, Oregon; suburban Salt Lake City; and Florida.

        CarrAmerica has established a set of general guidelines and physical characteristics to evaluate the acquisition opportunities available in each identified target market. These guidelines include (i) the purchase price of an office property typically should be at a discount to the replacement cost of a comparable office property, (ii) rents of existing customers with leases expiring in the near-term typically should be at or below the current market rents for the given target market, and (iii) an office property generally should be low-rise, with flexible floor plates that are conducive to accommodating a variety of office space user needs. In addition, CarrAmerica looks for office properties that have ample parking and that are conveniently located near amenities and major transportation arteries.


                               RECENT DEVELOPMENTS

Recent Acquisitions

        Two Mission Park. On July 31, 1997, the Partnership acquired one operating property known as Two Mission Park containing approximately 76,000 square feet of office space located in suburban Dallas, Texas. The purchase price for Two Mission Park was approximately $5.1 million in cash. The building was 91.1% leased at June 30, 1997.

        Panorama Corporate Center. On June 30, 1996, CarrAmerica contributed its holdings in Panorama Corporate Center, located in the Southeast I-25 Corridor submarket of Denver, to the Partnership in exchange for Units with an aggregate value of approximately $25.0 million. Panorama Corporate Center consists of a 101,000 square foot operating office property, a 101,000 square foot office property currently under construction and options to acquire land which will support the future development of over 462,000 square feet of office space. Panorama Corporate Center has been designed as a technologically advanced development, enabling the Partnership to deliver state-of-the-art technological benefits, and to accommodate the expansion needs of its customers in the same development.

        Draper Park North. On June 26, 1997, the Partnership acquired three operating office properties, known as Draper Park North, containing approximately 178,000 square feet of office space, located in the Draper submarket of suburban Salt Lake City. The aggregate purchase price was approximately $18.7 million, which was paid through the assumption of approximately $13 million in debt and the payment of approximately $5.7 million in cash. As of June 30, 1997, the three buildings comprising Draper Park North were 100% leased to seven tenants.

        Bannockburn IV. On June 19, 1997, the Partnership acquired one operating office property known as Bannockburn IV, containing approximately 108,000 square feet of office space, located in suburban Chicago. The aggregate purchase price of Bannockburn IV was approximately $14.3 million in cash. The property was 83.7% leased at June 30, 1997.

        Tollhill East & West. On April 16, 1997, the Partnership acquired two operating office properties, known as Tollhill East & West, containing a total of approximately 238,000 square feet of office space, located in the LBJ/North Dallas sub-market of Dallas, Texas. The aggregate purchase price of Tollhill East and West was approximately $21.7 million in cash. As of June 30, 1997, the two buildings comprising Tollhill East & West were approximately 87.3% leased.

        Sorenson Research Park. On April 15, 1997, the Partnership acquired five operating office properties, known as Sorenson Research Park, containing a total of approximately 283,000 square feet of office space, located in suburban Salt Lake City. The aggregate purchase price of Sorenson Research Park was approximately $28.1 million, and was paid through a combination of the issuance of Units (with a value of approximately $13 million), and the assumption of approximately $4.5 million in debt consisting of two loans which bear interest at annual rates of 8.88% and 7.75% respectively and mature in May 2017 and July 2011, respectively, and the payment of approximately $10.6 million in cash. As of June 30, 1997, the five properties comprising Sorenson Research Park were 100% leased.

Pending Acquisitions

        Draper Park North Land. The Partnership has entered into an agreement to acquire nine acres of land which will support the future development of 125,000 square feet of office space for approximately $2.5 million. The closing of this pending acquisition is subject to the Partnership's due diligence and certain other closing conditions. The Partnership expects to close the transactions within 60 days, although there can be no assurance that this transaction will be consummated.

        Sorensen Land. The Partnership has entered into an agreement to acquire eight acres of land which will support the future development of 123,000 square feet of office space for approximately $2.1 million. The Partnership expects to close within 60 days, although there can be no assurance that this transaction will be consummated.

Item 2.  Financial Information

        The following table sets forth selected financial and operating information for the Partnership as of and for the six months ended June 30, 1997, as of December 31, 1996 and for the period from March 6, 1996 (date of inception) to December 31, 1996 and for the period from March 6, 1996 (date of inception) to June 30, 1996. The operating data, balance sheet data and certain other data as of and for the six months ended June 30, 1997 and for the period from March 6, 1996 (date of inception) to June 30, 1996 have been derived from the unaudited financial statements of the Partnership. In the opinion of the management of GP Holdings, as general partner of the Partnership, the operating and balance sheet data for the unaudited periods noted above include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

        The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 10 and the financial statements and notes thereto included in this Form 10.



                                                    Pro forma            Six               March 6, 1996             March 6, 1996
                                                    Six Months       Months Ended      (date of inception)       (date of inception)
                                                      Ended          June 30, 1997       to June 30, 1996              through
                                                  June 30, 1997       (unaudited)           (unaudited)            December 31, 1996
                                                  -------------       -----------           -----------             ----------------
                                                                     (amounts in thousands except Other Data)
Operating Data:
  Real estate operating revenue                    $    29,345          $   23,019               $959                   $   13,376
  Real estate operating expenses:
    Property operating expenses                         12,192               9,986                381                        6,546
    Interest expense                                     3,123               2,346                271                        1,475
    General and administrative expenses                  1,130               1,130                  8                          680
    Depreciation and amortization                        6,712               5,118                318                        3,148
  Real estate operating income                           6,188               4,439                (19)                       1,527
  Net income                                             6,244               4,495                (18)                       1,556
  Cash distributions paid to Unit holders                   --                 322                 --                        2,050
Balance Sheet Data (at period end):
  Real estate, before accumulated depreciation     $   448,019         $   438,345                                      $  238,073
  Total assets                                         450,572             440,898                                         241,217
  Mortgages and notes payable                          118,288             118,288                                          51,744
  Total Unit holders' (partners') capital              315,067             305,393                                         180,933
Other Data (at period end):
  Units outstanding                                 11,867,133          11,710,151          1,383,612                    7,520,401
  Number of properties                                      44                  44                  7                           25
  Square footage                                     3,816,000           3,816,000            856,000                    2,295,000


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the selected financial and operating information and the Financial Statements and Notes thereto included in this Form 10.

Results of Operations

        The Partnership was formed on March 6, 1996 and purchased its first Properties in May 1996. During 1996, the Partnership acquired 25 operating office Properties, land and options to acquire land in four markets across the United States. During the six months ended June 30, 1997, the Partnership acquired 18 operating Properties and one operating Property was contributed by CarrAmerica, and the Partnership expanded into a fifth market. The following discussion focuses on the results of the Partnership's operations from March 6, 1996 (date of inception) to June 30, 1997. The comparability of the periods presented is affected because the Partnership did not have a full six months of operations for the period ended June 30, 1996 with which to compare the six months ended June 30, 1997, and the balance sheets and results of operations for the periods presented reflect differing numbers of properties owned.

        Balance Sheet. During 1996, the Partnership acquired 25 operating Properties containing 2.3 million square feet of office space, one Property in the construction phase and land which will support the future development of approximately 1.0 million rentable square feet of office space. During the first six months of 1997, the Partnership acquired 19 properties containing approximately 1.5 million square feet and placed an additional project into development which will support approximately 128,000 rentable square feet of office space. As a result of the acquisitions and development activity in the first six months of 1997, rental property prior to accumulated depreciation increased $162.2 million, or 75.0%, to $378.5 million as of June 30, 1997 as compared to $216.3 million as of December 31, 1996. This increase was due to the acquisitions and the contribution of the 101,000 square foot operating property at Panorama Corporate Center by CarrAmerica during the six months ended June 30, 1997. Land held for development and construction in progress increased $38.1 million or 175.6%, to $59.8 million as of June 30, 1997 as compared to $21.7 million as of December 31, 1996. The increase was due to the expenditure of construction costs on the JD Edwards project in southeast Denver which was purchased in December 1996, the commencement of construction activity on the City View Center project in Austin, Texas and the contribution of the property under construction and the options to acquire land at Panorama Corporate Center.

Results of Operations - Six Months Ended June 30, 1997 and for the period from March 6, 1996 (date of inception) to June 30, 1996

        Real Estate Operating Revenue. As of June 30, 1997, the Partnership owned 44 operating Properties containing approximately 3.8 million square feet. Twenty-five of these Properties containing approximately 2.3 million square feet, were in service for the full six months ended June 30, 1997. As a comparison only seven Properties were acquired during the period from March 6, 1996 to June 30, 1996. None of these properties were in service for the full period ended June 30, 1996. As a result, total real estate operating revenue increased $22.0 million, to $23.0 million for the six months ended June 30, 1997 as compared to $1.0 million for the period ended June 30, 1996. The increase in revenue was primarily attributable to approximately $5.0 million from properties which were operational for a full six months in 1997 as opposed to a partial period in 1996 combined with approximately $17.0 million in additional revenues from the 37 operating Property acquisitions from July 1, 1996 to June 30, 1997.

        Real Estate Operating Expenses. Total real estate operating expenses increased $17.6 million for the six months ended June 30, 1997, to $18.6 million as compared to $1.0 million for the period ended June 30, 1996. The net increase in operating expenses was attributable to a $9.6 million increase in property operating expenses, a $2.1 million increase in interest expense, a $1.1 million increase in general and administrative expenses, and a $4.8 million increase in depreciation and amortization. The increase in property operating expenses and depreciation and amortization was primarily attributable to additional expenses associated with owning the seven operating Properties purchased during the period ended June 30, 1996, for the full six months in 1997, and the additional expenses associated with the 37 operating Property acquisitions from July 1, 1996 to June 30, 1997. The increase in the Partnership's interest expense is primarily related to borrowings for real estate acquisitions since June 30, 1996. The increase in general and administrative expenses is predominately a result of the addition of staff to implement the Partnership's business strategy and inflation.

        Net Income. Net income of $4.5 million was earned for the six months ended June 30, 1997 as compared to a loss of $.02 million during the period ended June 30, 1996. The comparability of net income between the two periods is impacted by the increase in operating Properties owned by the Partnership and the other changes described above.

Cash Flows

        Net cash provided by operating activities increased $13.7 million, to $15.7 million for the six months ended June 30, 1997 as compared to $1.9 million for the period ended June 30, 1996, primarily as a result of the acquisitions made by the Company. Net cash used by investing activities increased $64.6 million, to $129.8 million for the six months ended June 30, 1997 as compared to $65.2 million for the period ended June 30, 1996, primarily as a result of capital deployed by the Company for acquisitions of office properties, land held for future development, and construction in process. Net cash provided by financing activities increased $51.7 million to $115.5 million provided for the six months ended June 30, 1997 as compared to $63.9 million used for the period ended June 30, 1996, primarily as a result of proceeds from the sale of common stock and the net borrowings necessary for the Company's acquisitions.

Acquisitions

        During the six months ended June 30, 1997, the Partnership acquired eighteen operating Properties totaling approximately 1.4 million square feet. The properties were located in suburban Dallas, Texas (7), suburban Salt Lake City, Utah (8), and suburban Chicago, Illinois (3). The Properties were acquired through the assumption of $53 million in debt, the issuance of $17.4 million in Units and the payment of $79.4 million in cash. In addition, on June 30, 1997, CarrAmerica contributed one operating office Property containing approximately 101,000 square feet, one property currently under construction which will contain approximately 101,000 square feet of office space and options to acquire land which will support the future development of four operating office properties.

Liquidity and Capital Resources

        The Partnership's total indebtedness at June 30, 1997 was $118.3 million, of which $16.0 million, or 13.5%, had a LIBOR-based floating interest rate. The Partnership's fixed rate indebtedness had an effective weighted average interest rate of 8.5% and had a weighted average term to maturity of 7.7 years. The Partnership is jointly and severally liable with CarrAmerica on a $325.0 million unsecured revolving line of credit. Under this line of credit, CarrAmerica has predominantly selected an interest rate equal to 112.5 basis points above the 30-day LIBOR rate. At June 30, 1997, on this line of credit, the Partnership had $16.0 million outstanding directly and had a joint and several guarantee on the total of the outstanding balance of $272.0 million. At June 30, 1997 CarrAmerica had total borrowing capacity under its unsecured line of credit of $325.0 million, allowing CarrAmerica and the Partnership to borrow up to an additional $53.0 million. At June 30, 1997, the total book value of the Partnership's assets was $449.5 million. The Partnership's debt as a percentage of total book value of its assets was 26.3% at June 30, 1997.

        The Partnership will require capital to invest in its existing portfolio of operating assets for major capital projects such as large-scale renovations, routine capital expenditures and deferred maintenance on certain Properties recently acquired and tenant related capital expenditures, such as tenant improvements and allowances and leasing commissions. With respect to major capital projects, the Partnership is planning a renovation of a 323,000 square foot Property in southeast Denver during 1997, which renovation is expected to cost approximately $2.0 million, or approximately $5.090 per square foot. In addition, with regards to its Dallas portfolio, the Partnership is planning on completing several lighting retrofits on which the Partnership expects to spend approximately $0.9 million. With respect to routine capital expenditures and deferred maintenance on certain properties recently acquired, the Partnership anticipates spending approximately $0.52 per square foot, during 1997 on its portfolio of operating assets owned as of December 31, 1996. The Partnership expects this amount to decrease in subsequent years as deferred maintenance activities are completed on recently acquired Properties and as the emphasis of the Partnership's growth shifts from acquiring existing office properties to developing new properties. The Partnership's capital requirements for tenant related capital expenditures are dependent upon a number of factors, including square feet under expiring leases, tenant retention ratios and whether the expiring leases are in central business district properties or suburban properties. As of June 30, 1997, the Partnership has

249,558 square feet under leases expiring on or before December 31, 1997. The Partnership intends to use cash flow from operations and its unsecured revolving line of credit facility to meet its working capital needs for its existing portfolio of operating assets.

        The Partnership also will require a substantial amount of capital for development projects currently underway and planned for the future. As of July 31, 1997 the Partnership currently has four development projects underway in which the Partnership has invested $66.2 million and with respect to which the Partnership expects to require a total investment by the Partnership of approximately $87.2 million. The Partnership intends to use cash flow from operations and its unsecured revolving line of credit facility to meet its working capital needs for its existing portfolio of operating assets.

        The Partnership anticipates that adequate cash will be available to fund its operating and administrative expenses, to continue debt service obligations, to pay dividends in accordance with REIT requirements, to acquire additional properties and land, and to pay for construction in progress in both the short and long term.


Item 3.  Properties

        The 45 Properties owned as of July 31, 1997 contain a total of approximately 3.9 million rentable square feet of office space. Eleven Properties are located in Austin, Texas (representing 25.0% of the portfolio's net rentable square feet), eleven Properties are located in Southeast Denver (representing 26.1%), ten Properties are located in suburban Dallas, Texas (representing 24.8%), eight Properties are located in suburban Salt Lake City (representing 11.8%), three Properties are located in suburban Chicago (representing 8.2%) and two Properties are located in Southern California (representing 4.1%). Each of the Properties is wholly owned by the Partnership. The Properties range in size from approximately 76,000 square feet to approximately 258,000 square feet. The Partnership acquired each of the Properties at various times between May 1996 and July 31, 1997. All of the Properties are managed by a wholly owned subsidiary of CarrAmerica. In addition, as of July 31, 1997, the Partnership owned four properties under construction that will contain approximately 510,000 square feet, and land and options to acquire land that will support the future development of up to 1.2 million square feet of office space.

        The following table sets forth certain additional information relating to those properties owned as of June 30, 1997:

                                            The           Net                    Total       Average Base
                                        Partnership's  Rentable               Annualized       Rent Per
                             Number of   Property    Area (Square   Percent   Base Rent (4)     Leased
Projects (1)                 Properties  Ownership     Feet) (2)  Leased (3) (in thousands) Square Foot (5)
------------                 ---------   ---------    ----------  ---------- -------------- ---------------
Southeast Denver
   Harlequin Plaza                2       100.0%       323,258       91.4%    $ 3,941       $13.34
   Quebec Court I & II            2       100.0        285,829      100.0       2,877        10.07
   The Quorum                     2       100.0        123,895       95.6       1,741        14.71
   Greenwood Centre               1       100.0         75,866       94.2       1,097        15.34
   Quebec Center                  3       100.0        106,796       95.6       1,362        13.34
   Panarama Corporate
     Center I                     1       100.0        100,619       96.4       1,969        20.31

Austin
   The Littlefield Complex(7)     2       100.0        120,815       77.0         835         8.98
   First State Bank               1       100.0        258,344       69.8       1,875        10.40
   Norwood Tower                  1       100.0        111,994       72.7         740         9.09
   Great Hills Plaza              1       100.0        135,333      100.0       2,073        15.31
   The Setting                    3       100.0        136,183       95.3       2,166        16.69
   Park North                     2       100.0        132,778       95.3       2,033        16.07
   Balcones Center                1       100.0         75,761       83.5         970        15.33

Suburban Dallas
   The Greyhound Building         1       100.0         92,890      100.0         845         9.10
   Search Plaza                   1       100.0        151,048       96.5       2,383        16.34
   Quorum North                   1       100.0        117,790       81.4       1,484        15.49
   Cedar Maple                    3       100.0        112,177       92.0       1,798        17.42
   Quorum Place                   1       100.0        176,562       80.6       1,882        13.23
   Tollhill East & West           2       100.0        237,894       87.3       2,758        13.28

Suburban Salt Lake City, Utah
   Sorensen Research              5       100.0        282,534      100.0       3,255        11.52
   Draper Park North              3       100.0        178,098      100.0       2,020        11.34

Suburban Chicago
   Bannockburn Lake I & II        2       100.0        209,900       98.6       3,209        15.50
   Bannockburn IV                 1       100.0        108,476       83.7       1,444        15.91

Southern California
   South Coast Executive Center   2       100.0        161,301       95.6       3,106        20.15
                                 --                    -------       -----   --------      -------
Total                            44                  3,816,141                $47,863
                                 ==                  =========                =======
Weighted Average                                                     91.2%                  $13.75
                                                                     =====                  ======

Project (1)                         Significant Tenants (6)
------------                        -----------------------
Southeast Denver
   Harlequin Plaza                  Bellco First Federal Credit Union (12%)
   Quebec Court I & II              Intelligent Electronics (45%), Alert Centre (37%), TCI Digital Satellite (17%)
   The Quorum                       Chatfield Dean (21%), Colorado Mortgage Prof. (16%)
   Greenwood Centre                 General Motors (33%), Wakefield & Assoc. (14%)
   Quebec Center                    Gordon Gumeson & Associates (12%), Walberg & Dagner (11%)
   Panarama Corporate Center I      Teleport Communications Group (70%), Sprint Spectrum, LP (11%)
Austin
   The Littlefield Complex (7)      Excel Fitness (13%), Business Suites (Greatfields) (19%)
   First State Bank                 Southern Union Gas Co. (12%), First State Bank (10%)
   Norwood Tower                    City of Austin (21%), George, Donaldson & Ford (19%)
   Great Hills Plaza                First USA Management, Inc. (48%), Blue Cross
                                    (24%), Skjerven Morrill, Macpherson (13%), Executive Suites (11%)
   The Setting                      Holt Rinehart (76%), Barter Exchange (13%)
   Park North                       Samsung Austin Semiconductor (10%)
   Balcones Center                  Medianet (37%), Austin Diagnostic Clinic (15%),
                                    Amil International Inc. (11%)
Suburban Dallas
   The Greyhound Building           Greyhound Lines, Inc. (100%)
   Search Plaza                     Basic Capital Management (30%)
   Quorum North                     Digital Matrix Systems (20%), HQ Dallas Quorum North (13%)
   Cedar Maple                      Fidelity National Bank (13%)
   Quorum Place                     VHA Southwest (22%)
   Tollhill East & West             Digital Equipment Corporation (22%)
Suburban Salt Lake City, Utah
   Sorensen Research                Foundation Health Corp. (24%), Matrix Marketing, Inc. (22%),
                                    Data Chem Laboratories, Inc. (20%), Dayna Communications, Inc. (15%),
                                    ITT Educational Services (12%)
   Draper Park North                Advanta Financial Corp. (28%), Times Mirror Training, Inc. (23%),
                                    Fonix Corp. (14%), Keytex Corp. (14%), Novus Credit Services, Inc. (12%)
Suburban Chicago
   Bannockburn Lake I & II          Deutsche Credit Corp. (36%), IMC Global, Inc. (36%)
   Bannockburn IV                   Odesta Systems (23%), Abbott Laboratories (11%)
Southern California
   South Coast Executive Center     State Compensation Insurance Fund (32%)
Total
Weighted Average

-------------------
(1) Two Mission Park was not included on this table because it was acquired after June 30, 1997. As of July 31, 1997 it had the following characteristics: (i) Number of Buildings was one; (ii) The Partnership's Effective Property Ownership was 100.0%; (iii) Net Rentable Area (Square
     Feet) was 76,348; (iv) Percent Leased was 89.7%, (v) Total Annualized Base Rent (in thousands) was $767; (vi) Average Base Rent Per Leased Square Foot was $11.20; and (vii) Significant Tenants were Bland Garvey (16%), Honors Credit (20%).
(2)  Includes office and retail space but excludes storage space.
(3) Includes space for leases that have been executed and have commenced as of June 30, 1997.
(4) Total Annualized Base Rent is based on executed and commenced leases as of June 30, 1997. Total Annualized Base Rent equals total original base rent, including historical contractual increases and excluding
     (i) percentage rents, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, (iii) future contractual or contingent rent escalations, and (iv) parking rents.
(5) Calculated as Total Annualized Base Rent divided by Net Rentable Area (Square Feet) leased as of June 30, 1997.
(6) Includes tenants leasing 10% or more of rentable square footage (with the percentage of rentable square footage in parentheses).
(7) The Partnership owns the improvements on the land and has a leasehold interest in a portion of the underlying land.

        The following table sets out a schedule of the lease expirations for leases in place at those Properties owned as of June 30, 1997:

                                                                                     Percentage
                                              Net Rentable       Annual Base          of Total
                              Number of       Area Subject        Rent under         Annual Base
                            Tenants with       to Expiring         Expiring              Rent
Year of Lease                 Expiring           Leases           Leases (1)       Represented by
Expiration                     Leases         (Square Feet)     (in thousands)     Expiring Leases
----------                  ------------      -------------     --------------     ---------------
1997....................          77                249,558           $3,416             7.1%
1998....................          98                522,999            7,757            16.2
1999....................          85                497,089            7,080            14.8
2000....................          64                357,470            5,759            12.0
2001....................          62                752,453            9,588            20.0
2002....................          30                408,311            5,862            12.3
2003....................          12                203,065            2,483             5.2
2004....................           5                145,284            1,481             3.1
2005....................           1                  2,171               36             0.1
2006....................           6                178,351            2,663             5.6
2007 and thereafter.....           7                163,150            1,738             3.6


------------
(1)  Excludes reimbursements from tenants for operating expenses.


        The following table sets forth certain information relating to the Properties as of June 30, 1997 and as of December 31, 1996:

                                                                      Total Annualized
                        Net Rentable Area                                Base Rent          Average Base Rent per
       Date              (Square Feet)       Total Percent Leased      (in thousands)       Leased Square Foot (1)
       ----              -------------       --------------------      --------------       ----------------------
June 30, 1997              3,816,141                 91.2%                $47,863                  $13.75
December 31, 1996          2,295,379                 89.7%                $27,066                  $13.15


---------------------------

(1) Calculated as Total Annualized Base Rent (in thousands) divided by Net Rentable Area (square feet) leased as of the applicable date.

        Harlequin Plaza. Because the aggregate gross revenues of the two Properties that constitute Harlequin Plaza were in excess of 10% of the Partnership's total gross revenues for the period from March 6, 1996 (the date of the Partnership's inception) to December 31, 1996, additional information regarding Harlequin Plaza is provided below.

         Harlequin Plaza was developed in 1981. The complex includes two operating office properties located on Orchard Road in Engelwood, Colorado, in the Southeast submarket of Denver. The Partnership currently plans to renovate Harlequin Plaza's common areas, plaza and entrance. The Partnership believes that Harlequin Plaza is adequately covered by insurance.

         As of June 30, 1997, approximately 91.4% of the rentable square footage in the two operating office properties constituting Harlequin Plaza was leased. The Total Percent Leased and Average Annualized Base Rent per Leased Square Foot (excluding storage space) for the past five years for Harlequin Plaza are not available because Harlequin Plaza was purchased by the Partnership in May 1996. At June 30, 1997, Bellco First Federal Credit Union at Harlequin Plaza North occupied approximately 39,000 square feet (12% of the rentable square footage at Harlequin Plaza) pursuant to a lease which expires in 2003. Bellco has two five-year options to extend its lease at 95% of the then prevailing current market rates. In addition, Bellco has a right of first refusal on any rentable square footage which becomes available on the fourth floor. No other tenant at Harlequin Plaza occupied over 10% of the rentable square footage.

         The following table sets out a schedule of the lease expirations for leases in place at Harlequin Plaza beginning with 1997 and thereafter:

                           Number                             Annual Base             Percentage
                         of Tenants      Net Rentable          Rent under              of Total
         Year               with        Area Subject to         Expiring           Annual Base Rent
       of Lease           Expiring      Expiring Leases        Leases (1)           Represented by
      Expiration           Leases        (Square Feet)       (in thousands)        Expiring Leases
      ----------           ------        -------------       --------------        ---------------
         1997                 2             30,878             $   295                      7.5%
         1998                 5             28,688                 416                     10.5
         1999                10            100,734               1,254                     31.8
         2000                 3              8,601                 127                      3.2
         2001                 4             53,143                 885                     22.5
         2002                 1              6,122                 116                      3.0
         2003                 3             67,180                 848                     21.5

------------------------
(1)      Excludes reimbursements from tenants for operating expenses.


         The aggregate tax basis of depreciable real property of the office Properties constituting Harlequin Plaza for federal income tax purposes was $7,547,000 as of December 31, 1996. Depreciation is computed on the Modified Accelerated Cost Recovery System (MACRS) over the estimated useful lives of the real property over 39 years. The aggregate tax basis of depreciable personal property associated with the two office properties constituting Harlequin Plaza for federal income tax purposes was $2,000 as of December 31, 1996. Depreciation and amortization are computed on the double declining balance method or straight-line method over the estimated useful life of the personal property over seven years.

        The current realty tax rate for Harlequin Plaza is $1.35 per $100 of assessed value. The total annual tax at this rate for 1997 is approximately $567,000 at an assessed value of $14,500,000.

        Quebec Court I & II. Because the aggregate gross revenues of the two Properties that constitute Quebec Court I & II were in excess of 10% of the Partnership's total gross revenues for the period from March 6, 1996 (the date of the Partnership's inception) to December 31, 1996, additional information regarding Quebec Court I & II is provided below.

        Quebec Court I & II was developed in 1979 and 1980. The complex includes two properties located on S. Quebec Street in Engelwood, Colorado, in the Southeast submarket of Denver. The Partnership has no immediate plans to renovate Quebec Court I & II (other than for routine capital maintenance) and believes that Quebec Court I & II is adequately covered by insurance.

         As of June 30, 1997, approximately 100.0% of the rentable square footage in the two properties constituting Quebec Court I & II was leased. The percent leased and Average Annualized Base Rent per Leased Square Foot (excluding storage space) for the past five years for Quebec Court I & II is not available because Quebec Court I & II was purchased by the Partnership in May 1996. At June 30, 1997, Alert Centre, Inc. ("Alert Centre") occupied approximately 105,820 square feet (approximately 37% of the rentable square footage at Quebec Court I & II) pursuant to a lease which expires in 2001, and Intelligent Electronics, Inc. ("Intelligent Electronics") occupied approximately 130,000 square feet (approximately 45% of the rentable square footage at Quebec Court I & II) pursuant to a lease which expires in 2001. In addition, at June 30, 1997 TCI Digital Satellite ("TCI") occupied 50,000 square feet (approximately 17% of the rentable square footage at Quebec Court I & II) pursuant to a lease which expires in 2001. Alert Centre, Inc. has one five-year option to extend its lease at 90% of the then prevailing market rates.

provided notice is given no later than July 1, 2000, twelve months prior to the expiration of its lease. Intelligent Electronics has one seven-year option to extend its lease at 95% of the then prevailing market rates provided notice is given by July 1, 2001, six months prior to the expiration of its lease. TCI has one five-year option to extend its lease at 90% of the then prevailing market rates provided notice is given thirteen months prior to the expiration of its lease. No other tenant at Quebec Court I & II occupied over 10% of the rentable square footage.

        In February, 1997, the Partnership initiated an action against Alert Centre, Inc., a tenant at Quebec Court II, and ADT Security Services, Inc., Alert Centre's owner, in the District Court of Arapahoe County, Colorado, regarding outstanding rent payments.

        In addition, Intelligent Electronics, a tenant at Quebec Court I, has announced publicly that it has entered into a definitive agreement to sell one of its divisions. The Partnership has been advised by Intelligent Electronics that, in connection with this proposed sale, Intelligent Electronics intends to vacate its space at Quebec Court I in the next six to 12 months. Intelligent Electronics' lease term extends until 2001, with no termination rights.
The Partnership, if necessary, will pursue its legal remedies against Intelligent Electronics.


         The following table sets out a schedule of the lease expirations for leases in place at Quebec Court I & II as of June 30, 1997:


                            Number                            Annual Base            Percentage
                          of Tenants        Net Rentable       Rent Under             of Total
         Year                With         Area Subject to       Expiring          Annual Base Rent
       of Lease            Expiring       Expiring Leases      Leases (1)          Represented by
      Expiration            Leases         (square feet)     (in thousands)        Expiring Leases
      ----------            ------         -------------     --------------        ---------------

         2001                 3               285,829            $2,877                  100.0%

------------------------
(1)      Excludes reimbursments from tenants for operating expenses.


        The aggregate tax basis of depreciable real property of the office properties constituting Quebec Court I & II for federal income tax purposes was $10,654,000 as of December 31, 1996. Depreciation is computed on the Modified Accelerated Cost Recovery System (MACRS) over the estimated useful lives of the real property over 39 years. No personal property was purchased with these office properties.

        The current realty tax rate for Quebec Court I & II is approximately $1.31 per $100 of assessed value. The total annual tax at this rate for 1997 is approximately $435,000 at an assessed value of $11,350,000.

Markets

        The following table sets forth certain information about each Property owned by the Partnership as of July 31, 1997 and the market in which each Property is located:

                                                     Partnership
                                          ---------------------------------
                                            Square Feet           % of             Total Office
                                             Owned in         Partnership's       Square Footage
                                              Market/             Total              in Market
                                             Submarket           Square                 at
Partnership's Market/Submarket            at July 31, 1997       Footage        March 31, 1997 (1)
--------------------------------------    ----------------     -------------    -----------------
Suburban Chicago                              318,000             8.2%             188,678,000
    Tri-State/Northbrook                      318,000             8.2                5,088,000

Southeast Denver                            1,016,000            26.1               66,281,000
    Southeast I-25 Corridor                 1,016,000            26.1               18,697,000

Austin, Texas                                 971,000            24.9               20,702,000
    Northwest Suburban                        344,000             8.8                7,925,000
    Southwest Suburban                        136,000             3.5                3,171,000
    Central Business District                 491,000            12.6                6,608,000

Suburban Dallas                               965,000            24.8              112,022,000
    LBJ/Quorum                                626,000            16.1               25,281,000
    Oaklawn/Turtle Creek                      112,000             2.9                6,455,000
    North Central Expressway                  151,000             3.9                4,435,000
    Richardson/Plano (2)                       76,000             1.9                6,168,000

Suburban Salt Lake City                       461,000            11.9               17,305,000
    5300 South & I-15                         283,000             7.3                3,033,000
    Draper                                    178,000             4.6                  909,000

Southern California-Orange County             161,000             4.1               49,829,000
    Greater Airport Area                      161,000             4.1               26,006,000

                                                                 Market
                                 Market                      Vacancy Rates,
                              Vacancy Rates             Year Ended December 31 (1)
                                   at         -------------------------------------------
                              March 31, 1997     1996            1995            1994
                              --------------  -----------     ----------     ------------
Suburban Chicago                    13.6%        14.0%           15.1%           16.6%
    Tri-State/Northbook              6.1          6.7             8.8            10.8

Southeast Denver                     9.5         10.8            11.9            12.7
    Southeast I-25 Corridor          5.3          5.2             6.1             9.3

Austin, Texas                        8.8          9.2            10.6            11.1
    Northwest Suburban               5.9          7.4             5.9             6.5
    Southwest Suburban               3.8          9.7            11.8             9.7
    Central Business District       14.0         14.7            18.4            19.4

Suburban Dallas                     15.9         17.0            19.3            21.1
    LBJ/Quorum                       7.2          7.2             9.4            15.5
    Oaklawn/Turtle Creek            11.9         14.9            14.2            13.7
    North Central Expressway        11.4         13.5            23.7            28.0
    Richardson/Plano (2)             7.5          9.8             8.9            17.8

Suburban Salt Lake City              6.5          6.2             7.1             8.9
    5300 South & I-15                3.1          2.4             5.6             5.8
    Draper (2)                       3.4          6.3             1.1             9.0

Southern California                 11.8         12.6            14.6            16.6
    Greater Airport Area             7.5          8.6            11.5            14.3

-----------------

(1) Derived from publicly available information provided by Torto Wheaton/CB
    Commercial upon payment of a prescribed fee. Represents the total available square footage of office space (defined under specific guidelines) in the market or submarket at March 31, 1997.
(2) See "Recent Developments--Pending Acquisitions."


Mortgage Debt

        The existing mortgage indebtedness on the Properties as of June 30, 1997 is set forth in the table below:

                                         Principal                                               Estimated
                                         Balance as        Annual Debt                          Balance Due
                            Interest     of 6/30/97         Service           Maturity         at Maturity
Property (1)                  Rate     (in thousands)    (in thousands)       Date (1)        (in thousands)
------------                -------    --------------    --------------       --------        --------------
First State Bank              7.4%    $    9,549           $    868         March 1, 1999       $    9,259
South Coast Executive
  Center                      9.0         10,279              1,015          May 31, 1999           10,103
Quorum North                  8.3          6,709                640        December 10, 2001         6,258
Quorum Place                  7.0          7,781                665        November 15, 2000         7,327
Bannockburn Lake I & II       9.5         20,930              2,801         August 31, 2001         16,835
Harlequin Plaza and
  Quebec Court I & II         8.5         29,606              2,899          May 31, 2011           19,586
Sorensen Research Park        7.8          2,803                328           May 1, 2017                0
Sorensen Research Park        8.9          1,699                182          July 1, 2011                0
Draper Park North             8.2         12,932              1,220         January 2, 2007         10,569
                                      ----------           --------                             ----------
TOTAL                                 $  102,288           $ 10,618                             $   79,937
                                      ==========           ========                             ==========

----------------
(1) Each loan may be prepaid at any time, subject to the payment of certain prepayment penalties and certain other provisions.


        CarrAmerica, the Partnership and Carr Realty, L.P. have established a revolving line of credit providing for unsecured borrowings of up to $325 million. As of July 31, 1997, approximately $166 million had been drawn under this facility. Borrowings under the facility currently bear interest at a floating rate of 112.5 basis points over LIBOR. The line of credit contains various covenants with which CarrAmerica must comply at specific dates during the year, including: (i) CarrAmerica must maintain an annual EBITDA level of at least 1.5 times its debt service plus replacement reserve; (ii) CarrAmerica's maximum total debt may not exceed 55% of its tangible fair market value; (iii) CarrAmerica's maximum total debt, excluding debt of Carr Realty, L.P., may not exceed 60% of its tangible fair market value, excluding Carr Realty, L.P.; (iv) Carr Realty, L.P.'s maximum total debt may not exceed 60% of Carr Realty, L.P.'s tangible fair market value; (v) CarrAmerica must maintain an annual EBITDA level of at least 2.25 times interest coverage; (vi) CarrAmerica must maintain an annual EBITDA level of at least 1.25 times debt service and capital expenditures; (vii) CarrAmerica may not declare annual dividends in excess of 90% of annual funds from operations; (viii) CarrAmerica may not draw funds in excess of 50% of the value of its borrowing base properties; (ix) CarrAmerica, excluding Carr Realty, L.P., may not draw funds in excess of 50% of the value of its borrowing base properties; (x) Carr Realty, L.P. may not draw funds in excess of 50% of the value of Carr Realty, L.P.'s borrowing base properties;
(xi) CarrAmerica must maintain a net operating cash flow level generated by its borrowing base properties of 2.0 times its pro forma debt service (xii) CarrAmerica's consolidate tangible net worth will at no time be less than 90% of the consolidated tangible net worth on the closing date. At June 30, 1997, CarrAmerica was in compliance with these covenants. Availability under the line of credit is also limited to a specified percentage of the unsecured properties of CarrAmerica (including properties held indirectly by CarrAmerica, such as the Properties). CarrAmerica and the Partnership are jointly and severally liable for all obligations under the line of credit.

        On July 1, 1997, CarrAmerica sold to institutional investors an aggregate principal amount of $275 million of its long-term debt, in the form of $150 million aggregate principal amount of 7.20% unsecured notes yielding 7.249% due 2004 and $125 million aggregate principal amount of 7.375% unsecured notes yielding 7.422% due 2007. The notes contain various covenants, including the following: (i) neither CarrAmerica nor any Subsidiary (as defined in the indenture relating to the notes (the "Indenture")) will incur any Indebtedness (as defined in the Indenture) if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of CarrAmerica and its Subsidiaries on a consolidated basis is greater than 60% of Adjusted Total Assets (as defined in the Indenture); (ii) neither CarrAmerica nor any Subsidiary will incur any Indebtedness secured by any Encumbrance (as defined in the Indenture) upon the property of CarrAmerica or any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness, the aggregate amount of all outstanding Indebtedness of CarrAmerica and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of CarrAmerica or any Subsidiary is greater than 40% of Adjusted Total Assets; (iii) neither CarrAmerica nor any Subsidiary will incur any Indebtedness if Consolidated Income Available for Debt Service (as defined in the Indenture) for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of the Indebtedness, on a pro forma basis, would be less than 1.5 times the Annual Service Charge (as defined in the Indenture) on all Indebtedness outstanding immediately after the incurrence of the Indebtedness; and (iv) CarrAmerica and its Subsidiaries will not at any time own Total Unencumbered Assets (as defined in the Indenture) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined in the Indenture) of CarrAmerica and its Subsidiaries on a consolidated basis. The notes are unconditionally guaranteed by the Partnership.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information, as of June 30, 1997, regarding the beneficial ownership of Units by each person known by the Partnership to be the beneficial owner of more than five percent of the Partnership's outstanding Units. As of June 30, 1997, no director or executive officer of GP Holdings or CarrAmerica beneficially owned any Units. Each person named in the table has sole voting and investment power with respect to all Units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name and Business                                   Number of         Percent of
Address of Beneficial Owner                           Units            Units (1)
---------------------------                         ---------          ---------

CarrAmerica Realty Corporation................    10,220,447 (2)         87.3%
CarrAmerica Realty LP Holdings, Inc...........    10,103,345             86.3%
   1700 Pennsylvania Avenue, N.W
   Washington, D.C.  20006

-------------------
(1)  Based on 11,710,151 Units outstanding as of June 30, 1997.
(2) Includes 10,103,345 Units held by LP Holdings and 117,102 Units held by GP Holdings, each of which is a wholly owned subsidiary of CarrAmerica.


Item 5.  Directors and Executive Officers

        The Partnership has no directors or executive officers. The Partnership is managed by GP Holdings, as the sole general partner of the Partnership. The following table sets forth certain information with respect to the directors and executive officers of GP Holdings:


Name                                  Age         Positions and Offices Held
----                                  ---         --------------------------

Thomas A. Carr.....................    38         President and Director

Brian K. Fields....................    37         Chief Financial Officer, Treasurer, Vice President and Director

Robert G. Stuckey..................    35         Managing Director and Vice President

Philip L. Hawkins..................    41         Managing Director, Vice President, and Director


         CarrAmerica is the sole stockholder of GP Holdings. The additional information required by this item with respect to directors and executive officers of CarrAmerica and GP Holdings is hereby incorporated by reference to the material appearing under the heading "Election of Directors (Item 1)," pages 3-6, in CarrAmerica's definitive proxy statement for the annual meeting of its stockholders held on May 8, 1997 (the "1997 CarrAmerica Proxy Statement") and under the headings "Directors of the Company" and "Executive Officers and Certain Key Employees of the Company," pages 4-11 in CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 1996.

        In addition to the biographies of the executive officers and certain key employees of CarrAmerica included in the information incorporated by reference above, the biography of one key employee who recently joined CarrAmerica follows:

         Kent C. Gregory, 47, has been the Company's Managing Director of National Accounts since July 1997. Prior to that time, Mr. Gregory was employed by Opus since 1992, serving as Senior Vice President of National Accounts. Prior to that, Mr. Gregory was the Vice President for Trammell Crow Corporate Services. He holds a Masters in Business Administration from Pace University and a Bachelor of Arts degree in Business Admistration from St. Thomas University.

         Jeffrey S. Pace, 34, has been CarrAmerica's Vice President, Market Officer for Austin, Texas since May 1997. Mr. Pace has over 12 years of experience in the real estate and marketing field. Mr. Pace's most recent experience was with the Trammell Crow Company as Marketing Director. Prior to that, Mr. Pace held the position of Marketing Representative in the Dallas and Austin markets for Carlisle Property Company, Stockton, Luedmann, French & West and Trammell Crow Company. Mr. Pace holds a Masters of Business Administration from the University of Texas at Arlington and a Bachelor of Science from the University of Texas at Austin.

Item 6.  Executive Compensation

        The Partnership has no directors or executive officers. The Partnership is managed by GP Holdings, as the sole general partner of the Partnership. GP Holdings has not paid any compensation to its directors or officers. CarrAmerica is the sole stockholder of GP Holdings. The information required by this item with respect to CarrAmerica's executive officers is hereby incorporated by reference to the material appearing in the 1997 CarrAmerica Proxy Statement under the headings "Executive Compensation" and "Report on Executive Compensation," pages 9-14.


Item 7.  Certain Relationships and Related Transactions

         The Partnership has no directors or executive officers. The Partnership is managed by GP Holdings, as the sole general partner of the Partnership. There were no related party transactions between the Partnership and any director or officer of GP Holdings. CarrAmerica is the sole stockholder of GP Holdings. The information required by this item with respect to CarrAmerica is hereby incorporated by reference to the material appearing in the 1997 CarrAmerica Proxy Statement under the headings "Executive Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," pages 14 and 19.


Item 8.  Legal Proceedings

         The Partnership, GP Holdings and LP Holdings are not parties to any legal proceedings. CarrAmerica and its affiliates are parties to a variety of legal proceedings arising in the ordinary course of their businesses. All of these matters, taken together, are not expected to have a material adverse impact on CarrAmerica. See Item 3 "Properties" for a discussion of litigation filed by the Partnership against a tenant at Quebec Court II and the Partnership's current intent to pursue litigation against another tenant at Quebec Court I under certain circumstances.


Item 9. Market Price of and Distributions on the Registrant's Common Equity and Related Security Holder Matters

        There is no established public trading market for the Units. As of June 30, 1997, there were 13 holders of record of Units. As of June 30, 1997, there were no options or warrants to purchase Units outstanding. In addition, as of June 30, 1997, there were no Units that could be sold pursuant to Rule 144 under the Securities Act of 1993, as amended (the "Securities Act"), or that the Partnership has agreed to register under the Securities Act for sale by Unit holders, and there were no Units that are being, or have been publicly proposed to be, publicly offered by the Partnership.

         The Partnership has made regular quarterly distributions of $.4375 per Class A Unit (prorated where appropriate to reflect ownership of Units for less than the full period to which such distribution relates) since the second quarter of 1996. A distribution of $.4375 per Class B Unit also was made for each of the second and third quarters of 1996. The Partnership's ability to make distributions depends on a number of factors, including its net cash provided by operating activities, capital commitments and debt repayment schedules. Holders of Units are entitled to receive distributions when, as and if declared by the Board of Directors of GP Holdings, its sole general partner, out of any funds legally available for that purpose.


Item 10.  Recent Sales of Unregistered Securities

        Since its formation in March 1996, the Partnership has issued Units in private placements exempt from registration under the Securities Act pursuant to
Section 4(2) thereof in the amounts, for the consideration and at the times set forth below:

       o In May 1996, an aggregate of 11,452 Class A Units (with a value of approximately $280,000) were issued to Plaza Developers Holdings LLC in connection with the contribution to the Partnership of interests in the Harlequin Plaza and Quebec Court I &

            II Properties. In connection with this transaction, 1,593,031 Class A Units also were issued to ColTel I, Inc. and ColTel II, Inc., which Units were subsequently purchased by CarrAmerica.

       o In August 1996, an aggregate of 355,384 Class A Units and 539,593 Class C Units (with an aggregate value of approximately $21.6 million) were issued to Littlefield Liquidating Trust in connection with the contribution to the Partnership of interests in the Littlefield Complex, First State Bank, Great Hills Plaza, The Setting, Park North and Balcones Center Properties, and land holdings at Riata and City View Centre.

       o In December 1996, an aggregate of 3,781 Class A Units (with a value of approximately $100,000) were issued to Bristol Plaza in connection with the contribution to the Partnership of interests in the South Coast Executive Center Property.

       o In March 1997, an aggregate of 144,094 Class A Units (with a value of approximately $4.6 million) were issued to Bannockburn General Partnership in connection with the contribution to the Partnership of interests in the Bannockburn Lake I & II Property.

       o In April 1997, an aggregate of 435,400 Class A Units (with a value of approximately $12.8 million) were issued to the owners of interests in Sorenson Associates, L.L.C. in connection with the contribution to the Partnership of interests in the Sorenson Property.

       o At various times since its formation, the Partnership has issued Class B Units (with an aggregate value of approximately $266 million) to GP Holdings and LP Holdings in connection with various cash and non-cash contributions by GP Holdings and LP Holdings to the Partnership.


Item 11.  Description of Registrant's Securities to be Registered

General

        Holders of Units (other than GP Holdings, as general partner of the Partnership) hold limited partner interests in the Partnership, and all holders of Units (including GP Holdings as general partner of the Partnership) are entitled to share in cash distributions from, and in the profits and losses of, the Partnership.

        GP Holdings, a wholly owned subsidiary of CarrAmerica, is the sole general partner of the Partnership and owned a 1.0% general partner interest in the Partnership as of June 30, 1997. In addition, LP Holdings owned approximately 86.3% of the outstanding Units as of June 30, 1997. Holders of Units (including GP Holdings, as general partner of the Partnership, and LP Holdings as a limited partner of the Partnership) are entitled to share in cash distributions from, and in the profits and losses of, the Partnership. Holders of Class A Units are entitled to receive distributions in proportion to their percentage interests in the Partnership in an amount equal to the quarterly dividend received by holders of shares of Common Stock (as described below).

        The Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time (the "Partnership Agreement"), currently authorizes the Partnership to issue from time to time three classes of
Units: (i) Class A Units (which generally are issued to third-party partners in transactions in which such partners contribute their interests in real property to the Partnership); (ii) Class B Units (which generally are issued to GP Holdings and LP Holdings in exchange for capital contributions); and (iii) Class C Units (which were issued to certain limited partners in connection with a specific acquisition). GP Holdings, as general partner of the Partnership, also is authorized to issue additional classes of Units.

        The Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. Holders of Units who are admitted to the Partnership have the rights of limited partners under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Act"). The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.

        The following description is only a summary of certain provisions of the Partnership Agreement and is subject to, and qualified in its entirety by, the Partnership Agreement.

Purposes, Business and Management

        The purpose of the Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Partnership to be conducted in such a manner that will permit CarrAmerica to be classified as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended, unless CarrAmerica ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership. Subject to the foregoing limitation, the Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

         GP Holdings, as the sole general partner of the Partnership, has the exclusive power and authority to conduct the business of the Partnership, subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Partnership by virtue of being a holder of Units.

Ability to Engage in Other Businesses; Conflicts of Interest

        GP Holdings and its affiliates (including officers, directors, employees and agents of GP Holdings, and CarrAmerica and LP Holdings) may acquire assets directly and engage in business activities outside of the Partnership, including activities in direct or indirect competition with the Partnership, and are not required to present any business opportunities to the Partnership.

Distributions; Allocations of Income and Loss

        The Partnership Agreement provides for the quarterly distribution of 100% of Available Cash (as defined below), as determined in the manner provided in the Partnership Agreement, generally according to the following rights: (i) holders of Class A Units are entitled to receive distributions in proportion to their percentage interests in the Partnership in an amount equal to the quarterly dividend received by holders of shares of Common Stock; and (ii) holders of Class B Units (i.e., GP Holdings and LP Holdings) are entitled to receive the remaining Available Cash, if any. In the event that there is not sufficient Available Cash to pay the distributions in accordance with clause (i) above, such deficit cumulates and accrues interest at a rate of 8% per annum, and no other distribution (other than pursuant to the redemption of Units) may be made until all such accrued but unpaid distributions (including any accrued interest thereon) have been paid to holders of Class A Units. Holders of Class C Units are not entitled to any distributions with respect to any Class C Unit. "Available Cash" is defined generally as cash reserves and funds received from whatever source (excluding the proceeds of any capital contribution) plus the amount of any reduction in reserves, minus interest, principal and other payments on debt, cash expenditures (including capital expenditures), investments in any entity and the amount of any increase in reserves.

        The Partnership Agreement provides for the quarterly allocation to GP Holdings and the limited partners of items of Partnership income, generally according to the following rights: (i) holders of Class A Units are entitled to be allocated net income in proportion to their percentage interests in the Partnership in an amount equal to the quarterly distributions received by such holders; (ii) holders of Class C Units are not entitled to any allocations of net income, except in certain limited circumstances; and (iii) holders of Class B Units (i.e., GP Holdings and LP Holdings) are entitled to be allocated the remaining net income, if any. The Partnership Agreement generally provides for the quarterly allocation of items of Partnership losses, generally according to the following rights: (i) partners are entitled to be allocated net losses in accordance with their representative percentage interests in the Partnership, subject to certain limitations; (ii) holders of Class C Units are not entitled to any allocations of net losses, except in certain limited circumstances; and (iii) GP Holdings is entitled to be allocated the remaining net losses, if any.

Borrowing by the Partnership

        GP Holdings is authorized to cause the Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Partnership or its subsidiaries. GP Holdings may pledge any or all of the assets of the Partnership to secure a loan or other financing for the benefit of GP Holdings or CarrAmerica (the proceeds of which are not required to be contributed or loaned to the Partnership). GP Holdings also may use the assets of the Partnership to, among other things, finance the conduct of the operations of GP Holdings, CarrAmerica or the Partnership, and lend funds to other persons or entities (including CarrAmerica's subsidiaries). In addition, GP Holdings also may cause the Partnership to borrow money to enable the Partnership to make distributions in an amount sufficient to permit CarrAmerica, so long as it qualifies as a REIT, to avoid the payment of any federal income tax.

Reimbursement of General Partner; Transactions with GP Holdings and its
Affiliates

        GP Holdings does not receive any compensation for its services as general partner of the Partnership. GP Holdings, however, has the right to allocations and distributions described above. In addition, the Partnership will reimburse GP Holdings for all expenses incurred by it related to the operation of, or for the benefit of, the Partnership. In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including GP Holdings), GP Holdings, as general partner of the Partnership, will allocate such expenses to the Partnership and such other entities in a manner as GP Holdings, as general partner of the Partnership, in its sole and absolute discretion deems fair and reasonable. The Partnership will reimburse GP Holdings for all expenses incurred by it relating to any other offering of additional Units.

        Except as expressly permitted by the Partnership Agreement, GP Holdings and its affiliates may not engage in any transactions with the Partnership except on terms that are fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

Liability of General Partner and Limited Partners

         GP Holdings, as the sole general partner of the Partnership, is liable for all general recourse obligations of the Partnership to the extent not paid by the Partnership. GP Holdings is not liable for the nonrecourse obligations of the Partnership.

        The limited partners of the Partnership are not required to make additional contributions to the Partnership. Assuming that a limited partner does not take part in the control of the business of the Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the limited partner for obligations of the Partnership under the Partnership Agreement and the Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Partnership represented by his or her Units. Under the Act, a limited partner may not receive a distribution from the Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Partnership (other than liabilities to parties on account of their interests in the Partnership and liabilities for which recourse is limited to specified property of the Partnership) exceed the fair value of the Partnership's assets (other than the fair value of any property subject to nonrecourse liabilities of the Partnership but only to the extent of such liabilities). The Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Partnership for the amount of the distribution. Unless otherwise agreed, such a limited partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

        The Partnership Agreement generally provides that GP Holdings, as general partner of the Partnership, will incur no liability to the Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if GP Holdings carried out its duties in good faith. In addition, GP Holdings is not responsible for any misconduct or negligence on the part of its agents, provided GP Holdings appointed such agents in good faith. GP Holdings may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that GP Holdings reasonably believes to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        The Partnership is qualified to conduct business in several states, and may qualify to conduct business in the future in certain other jurisdictions. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the Partnership's obligations. The Partnership will operate in a manner that GP Holdings, as general partner of the Partnership, deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Sales of Assets

        Under the Partnership Agreement, GP Holdings generally has the exclusive authority to determine whether, when and on what terms the assets of the Partnership will be sold. The Partnership, however, is prohibited under certain contractual agreements from selling several of the Properties for various lengths of time, except in certain limited circumstances.

Removal of GP Holdings; Transfer of GP Holdings' Interest

        The Partnership Agreement provides that the limited partners may not remove GP Holdings as general partner of the Partnership. In addition, GP Holdings may not transfer any of its interests as general partner in the Partnership except to an affiliate of GP Holdings or in connection with a merger or sale of all or substantially all of the Partnership's assets.

Restrictions on Transfer of Units by Limited Partners

        Unit holders may not transfer, except in certain limitations, the economic rights associated with their Units without the consent of the general partner. In addition, a transferee will not be admitted to the Partnership as a substituted limited partner without the consent of the general partner. Holders of Class A Units may dispose of their Units by exercising their rights to have their Units redeemed for cash or for shares of Common Stock, at the option of GP Holdings. See "Redemption of Units" below.

Redemption of Units

        Each holder of Class A Units may, subject to certain limitations, require that the Partnership redeem his or her Class A Units, by delivering a redemption notice to GP Holdings, as general partner of the Partnership. Upon redemption, such Unit holder will receive, at the option of the Partnership, with respect to each Unit tendered, either (i) cash in an amount equal to the market value of one share of Common Stock (subject to certain anti-dilution adjustments) or (ii) one share of Common Stock. The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Common Stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by GP Holdings.

        In lieu of the Partnership redeeming Class A Units for cash, CarrAmerica has the right to assume directly and satisfy the redemption right of a Unit holder described in the preceding paragraph. The determination whether to pay cash or issue shares of Common Stock upon redemption of Units will be made by CarrAmerica at the time Units are tendered for redemption. Such an acquisition of Units by CarrAmerica will be treated as a sale of the Units to CarrAmerica for federal income tax purposes. Upon redemption, such Unit holder's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for shares of Common Stock, the Unit holder will have rights as a stockholder of CarrAmerica from the time of his or her acquisition of such shares of Common Stock).

        Holders of Class B Units and Class C Units are not entitled to exercise the redemption right described above.

Issuance of Additional Limited Partnership Interests

        GP Holdings, as general partner of the Partnership, is authorized, without the consent of the limited partners, to cause the Partnership to issue additional Units to limited partners or to other persons (other than itself) for such consideration and on such terms and conditions as GP Holdings deems appropriate. GP Holdings, as the sole general partner of the Partnership, may, in its sole and absolute discretion, make a capital contribution to the Partnership in exchange for additional Units without a corresponding issuance of shares of Common Stock by CarrAmerica. In addition, GP Holdings may cause the Partnership to issue to GP Holdings additional partnership interests in different series or classes, which may be senior to the Units. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Act. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Partnership or the issuance or sale of any partnership interests therein.

Notice of Extraordinary Transaction of CarrAmerica

        CarrAmerica may not make any extraordinary distributions of cash or property to its stockholders or effect a merger or sale of all or substantially all of its assets without notifying the limited partners of its intention to do so at least twenty business days prior to the record date to determine stockholders eligible to receive such distribution or to vote upon the approval of such merger or sale.

Meetings; Voting

        Meetings of the limited partners may be called only by GP Holdings, on its own motion, or upon written request of limited partners owning at least 25% of the outstanding Units. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of the Partnership may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including GP Holdings to the extent it holds Units) will have a vote equal to the number of Units such limited partner holds in the Partnership. The Partnership Agreement does not provide for annual meetings of the limited partners.

Amendment of the Partnership Agreement

        Amendments to the Partnership Agreement may be proposed by GP Holdings or by limited partners owning at least 25% of the outstanding Units. Generally, the Partnership Agreement may be amended with the approval of GP Holdings, as general partner, and limited partners (including GP Holdings) holding a majority of the Units. Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, or the right to receive any distributions) must be approved by GP Holdings and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, GP Holdings, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments (e.g., amendments which would convert a limited partner's interest in the Partnership into a general partner's interest, or would modify the limited liability of a limited partner) may not be adopted without the unanimous approval of all partners.

Dissolution, Winding Up and Termination

        The Partnership will continue until December 31, 2095, unless sooner dissolved and terminated. The Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of GP Holdings as general partner without the permitted transfer of GP Holdings' interest to a successor general partner (except in certain limited circumstances); (ii) an election to dissolve the Partnership made by GP Holdings; (iii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; (iv) the sale of all or substantially all of the Partnership's assets and properties in exchange for cash; and (v) the entry of a final judgment ruling that the general partner is bankrupt or insolvent. Upon dissolution, GP Holdings, as general partner, or any liquidator will proceed to liquidate the assets of the Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.


Item 12.  Indemnification of Directors and Officers

        In general, the Partnership Agreement provides for indemnification of each Indemnitee (as hereinafter defined) against any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses) judgments, fines, settlements, and other amounts that relate to the operations of the Partnership in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Under certain circumstances, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding. In general, an "Indemnitee" is (i) any person made a party to a proceeding by reason of his status as (A) the general partner (i.e., GP Holdings) or an affiliate of the general partner (e.g., CarrAmerica and LP Holdings), (B) a limited partner of the Partnership, and (C) a director or officer of an entity described in (A), and (ii) such other persons (including affiliates of the general partner or the Partnership) as the general partner may designate from time to time (whether before or after the event giving rise to potential liability) in its sole and absolute discretion.

         GP Holdings' officers and directors are and will be indemnified under Delaware law and the charter and bylaws of GP Holdings. The charter and bylaws of GP Holdings require that GP Holdings shall, to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL") as in effect from time to time indemnify any person who is or was, or is the legal representative of a person who was, a director or officer of GP Holdings against any expenses, liabilities and losses, as long as the person seeking indemnification in connection with a proceeding was authorized by the board of directors of GP Holdings.

        Under Delaware law, a corporation formed in Delaware is permitted to limit, by provision in its bylaws, the liability of directors and officers so that no director or officer of GP Holdings will be liable to GP Holdings or to any shareholder for money damages except liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

        In addition, CarrAmerica's officers and directors are and will be indemnified under Maryland and Delaware law, the charter and by-laws of CarrAmerica and the partnership agreement of Carr Realty. The charter and by-laws of CarrAmerica require that CarrAmerica will, to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law (the "MGCL") as in effect from time to time, indemnify any person who is or was, or is the personal representative of a deceased person who was, a director or officer of CarrAmerica against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities; provided, that, unless applicable law otherwise requires, indemnification will be contingent upon a determination, by the Board of Directors of CarrAmerica by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Directors in which the designated directors who are parties may participate or by special legal counsel selected by and if directed by the Board of Directors as set forth above, that indemnification is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct prescribed by Section 2-418(b) of the MGCL.

        Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of CarrAmerica will be liable to CarrAmerica or to any shareholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.


Item 13.  Financial Statements and Supplementary Data

        See "Index to Financial Statements and Schedule" on page F-1 of this Form 10.


Item 14.  Change in and Disagreements with Accountants on Accounting and Financial Disclosure

        Not applicable.

Item 15.  Financial Statements and Exhibits
        (a)     Financial Statements and Financial Statement Schedules

                See "Index to Financial Statements and Schedule" on page F-1 of this Form 10.

        (b)     Exhibits

                4.1 Second Amended and Restated Agreement of Limited Partnership of CarrAmerica Realty, L.P. dated as of May 9, 1997 (incorporated by reference to Exhibit 10.1 of CarrAmerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

                10.1 Stockholders Agreement, dated April 30, 1996, by and among Carr Realty Corporation, Carr Realty, L.P., Security Capital Holdings, S.A. and Security Capital U.S. Realty (incorporated by reference to Exhibit 2.2 of Security Capital U.S. Realty's Schedule 13D dated April 30, 1996).

                10.2 Amended and Restated Credit Agreement, dated August 23, 1996, by and among CarrAmerica Realty Corporation, CarrAmerica Realty, L.P., Carr Realty, L.P. and Morgan Guaranty Trust Company of New York (incorporated by reference to Exhibit 10.15 of CarrAmerica's Annual Report on Form 10-K for the year ended December 31,
                         1996).

                10.3 First Amendment to Amended and Restated Revolving Credit Agreement, dated October 18, 1996, by and among CarrAmerica Realty Corporation, CarrAmerica Realty, L.P., Carr Realty, L.P., Morgan Guaranty Trust Company of New York, Commerzbank Aktiengesellschaft, New York Branch, NationsBank, N.A., Wells Fargo Realty Advisors Funding, Inc. (incorporated by reference to Exhibit
                         10.1 to CarrAmerica's Current Report on Form 8-K dated and filed October 24, 1996).

                21.1     List of Subsidiaries.

                27.1     Financial Data Schedule.

                27.2     Financial Data Schedule.

                99.1 Certificate of Incorporation of CarrAmerica Realty GP Holdings, Inc.

                99.2     Bylaws of CarrAmerica Realty GP Holdings, Inc.

                99.3 Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty Corporation, as amended and as supplemented (incorporated by reference to Exhibit 3.1 to CarrAmerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

                99.4 Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 to CarrAmerica's Current Report on Form 8-K dated and filed February 12, 1997).

                99.5 "The Company," pages S-7 through S-12, in CarrAmerica's Prospectus Supplement (to Prospectus dated March 27,
                         1997) dated April 14, 1997, filed pursuant to Rule 424(b) of Regulation C under the Securities Act, relating to CarrAmerica's Registration Statement on Form S-3, File No. 333-22353.

                99.6 "Voting Securities and Principal Holders Thereof," pages 15 through 18, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                99.7 "Election of Directors (Proposal 1)," pages 3 through 6, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                99.8 "Directors of the Company," pages 4 through 7, from CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 1996.

                99.9 "Executive Officers and Certain Key Employees of the Company," pages 7 through 11, from CarrAmerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                99.10 "Executive Compensation," pages 9 through 12, from CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                99.11 "Report on Executive Compensation," pages 13 through 14, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                99.12 "Executive Compensation Committee Interlocks and Insider Participation," page 14, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                99.13 "Certain Relationships and Related Transactions," page 19, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

                            CARRAMERICA REALTY, L.P.
                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

        The following Financial Statements and Schedule of CarrAmerica Realty, L.P. and the Independent Auditors' Reports thereon are attached hereto:



CarrAmerica Realty, L.P. Pro Forma Financial Information
Pro forma condensed consolidated balance sheet (unaudited) at June 30,
          1997 and pro forma condensed consolidated statements of operations
          (unaudited) for the six months ended June 30, 1997 and the year ended
          December 31, 1996, relating to the partnership.............................................. F-3

CarrAmerica Realty, L.P. Financial Statements
Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996.................................. F-8
Statements of Operations for the Six Months Ended June 30, 1997 (unaudited), the Period from
          March 6, 1996 (date of inception) to June 30, 1996 (unaudited) and the Period from
          March 6, 1996 (date of inception) to December 31, 1996...................................... F-9
Statements of Partners' Capital for the Six Months Ended June 30, 1997 (unaudited), the Period from March 6, 1996 (date of inception) to June 30, 1996 (unaudited) and the Period from
          March 6, 1996 (date of inception) to December 31, 1996...................................... F-10
Statements of Cash Flows for the Six Months Ended June 30, 1997 (unaudited), the Period from
          March 6, 1996 (date of inception) to June 30, 1996 (unaudited) and the Period from
          March 6, 1996 (date of inception) to December 31, 1996...................................... F-11
Notes to Financial Statements......................................................................... F-12
Independent Auditors' Report.......................................................................... F-20
Schedule III: Real Estate and Accumulated Depreciation as of December 31, 1996 for
          CarrAmerica Realty, L.P..................................................................... F-21
Independent Auditors' Report.......................................................................... F-22

CarrAmerica Realty GP Holdings, Inc.
Balance Sheet as of December 31, 1996 with accompanying notes and Independent Auditors'
          Report...................................................................................... F-23

Historical Summaries
Historical Summary of Operating Revenue and Expenses for Cedar Maple Plaza for
          the year ended December 31, 1996 with accompanying notes and
          Independent Auditors' Report................................................................ F-27
Historical Summaries of Operating Revenue and Expenses for Bannockburn IV for the three months ended March 31, 1997 (unaudited) and the year ended December 31, 1996 with accompanying notes and Independent Auditors' Report......................................... F-32
Historical Summaries of Operating Revenue and Expenses for Tollhill East and West for the three months ended March 31, 1997 (unaudited) and the year ended December 31, 1996 with accompanying notes and Independent Auditors' Report......................................... F-37
Historical Summaries of Operating Revenue and Expenses for Draper Park North for the three months ended March 31, 1997 (unaudited) and the year ended December 31, 1996 with accompanying notes and Independent Auditors' Report......................................... F-42
Historical Summaries of Operating Revenue and Expenses for Sorenson Research Park for the
          three months ended March 31, 1997 (unaudited) and the year ended December 31, 1996 with accompanying notes and Independent Auditors' Report.................................... F-46
Historical Summary of Operating Revenue and Expenses for Quorum Place for the
          year ended December 31, 1996 with accompanying notes and Independent
          Auditors' Report............................................................................ F-51
Historical Summary of Operating Revenue and Expenses for Bannockburn Lake
          Office Plaza for the year ended December 31, 1996 with accompanying notes and Independent Auditors' Report...................................................... F-55
Historical Summaries of Operating Revenue and Expenses for Search Plaza and Quorum North for
          the nine months ended September 30, 1996 (unaudited) and the year ended December 31,
          1995 with accompanying notes and Independent Auditors' Report............................... F-59

                                       F-1


Historical Summaries of Operating Revenue and Expenses for South Coast Executive Centre for
          the nine months ended September 30, 1996 (unaudited) and the year ended December 31,
          1995 with accompanying notes and Independent Auditors' Report............................... F-64
Historical Summaries of Operating Revenue and Expenses for the Consolidated Littlefield Real
          Estate Partnerships for the three months ended March 31, 1996 (unaudited) and the year ended December 31, 1995 with accompanying notes and Independent Auditors' Report....... F-69
Historical Summaries of Operating Revenue and Expenses for Harlequin Plaza North, Harlequin
          Plaza South, Quebec Court I and Quebec Court II for the three months ended March 31,
          1996 (unaudited) and the year ended December 31, 1995 with accompanying notes and
          Independent Auditors' Report................................................................ F-74
Historical Summaries of Operating Revenue and Expenses for The Greyhound Building for the
          nine months ended September 30, 1996 (unaudited) and the year ended December 31,
          1995 with accompanying notes and Independent Auditors' Report............................... F-79
Historical Summaries of Operating Revenue and Expenses for The Quorum for the three months ended March 31, 1996 (unaudited) and the year ended December 31, 1995 with accompanying notes and Independent Auditors' Report......................................... F-84
Historical Summaries of Operating Revenue and Expenses for Greenwood Center for the three months ended March 31, 1996 (unaudited) and the year ended December 31, 1995 with accompanying notes and Independent Auditors'Report.......................................... F-89






All other schedules are omitted because they are not applicable, or because the required information is included in the financial statements or notes thereto.

                              CARRAMERICA REALTY, L.P.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                       At June 30, 1997 (Unaudited)
                                                 --------------------------------------------------------------------
                                                                           Pro Forma Adjustments
                                                                           ---------------------
                                                                     Acquired          Probable           Pro Forma
                                                Historical (A)     Property (B)     Acquisitions (C)    Consolidated
                                                --------------     ------------     ----------------    ------------
   ASSETS
Rental property, net                              $  370,132        $    5,200(1)     $      -          $   375,332
Development property                                  59,834               -               4,474(3)          64,308
Restricted and unrestricted cash                       3,903               -                 -                3,903
Other assets                                           7,029               -                 -                7,029
                                                  ----------        ----------        ----------        -----------
      Total assets                                $  440,898        $    5,200        $    4,474        $   450,572
                                                  ==========        ==========        ==========        ===========

   LIABILITIES
Mortgages and notes payable                       $  118,288        $      -          $      -          $   118,288
Other liabilities                                     17,217               -                 -               17,217
                                                  ----------        ----------        ----------        -----------
      Total liabilities                              135,505               -                 -              135,505

   PARTNERS' CAPITAL                                 305,393             5,200(2)          4,474(4)         315,067
                                                  ----------        ----------        ----------        -----------

      Total liabilities and partners' capital     $  440,898        $    5,200        $    4,474        $   450,592
                                                  ==========        ==========        ==========        ===========

                            CARRAMERICA REALTY, L.P.
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                                  BALANCE SHEET

                                  June 30, 1997
                                   (Unaudited)

Adjustments (dollars in thousands):
(A) Reflects the Partnership's unaudited historical condensed consolidated balance sheet as of June 30, 1997.

(B) Reflects the following pro forma adjustments related to the acquired property:
      (1) total acquisition costs of $5,200 related to Two Mission Park; and
      (2) capital contributions of $5,200 from partners.

(C) Reflects the following pro forma adjustments related to the anticipated effects of the probable acquisitions:
      (3) total acquisition cost of $2,366 related to Draper Park North land and $2,108 related to Sorensen land; and
      (4) capital contributions of $4,474 from partners.

                            CARRAMERICA REALTY, L.P.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                                For the six months ended June 30, 1997 (Unaudited)
                                                 -----------------------------------------------------------------------------
                                                                              Pro Forma Adjustments
                                                                              ---------------------
                                                                         Acquired              Probable             Pro Forma
                                                 Historical (A)       Properties (B)        Acquisitions (C)      Consolidated
                                                 --------------       --------------        ----------------      ------------
Real estate operating revenue:
      Rental revenue                                $   23,019           $    6,326(1)          $   -               $  29,345
      Real estate service income                           -                    -                   -                     -
                                                    ----------          -----------             ------              ---------
             Total revenues                             23,019                6,326                 -                  29,345
                                                    ----------          -----------             ------              ---------

Real estate operating expenses:
      Property operating expenses                        9,986                2,206(4)              -                  12,192
      Interest expense                                   2,346                  864(2)             (87)(5)              3,123
      General and administrative                         1,130                  -                   -                   1,130
      Depreciation and amortization                      5,118                1,594(3)              -                   6,712
                                                    ----------          -----------             ------              ---------
             Total operating expenses                   18,580                4,664                (87)                23,157
                                                    ----------          -----------             ------              ---------

             Real estate operating income                4,439                1,662                 87                  6,188

      Other operating income (expense), net                 56                  -                   -                      56
                                                    ----------          -----------             ------              ---------

      Net income                                    $    4,495          $     1,662             $   87              $   6,244
                                                    ==========          ===========             ======              =========

                            CARRAMERICA REALTY, L.P.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                                For the year ended December 31, 1996 (Unaudited)
                                                  ----------------------------------------------------------------------------
                                                                              Pro Forma Adjustments
                                                                              ---------------------
                                                                            Acquired             Probable           Pro Forma
                                                     Historical (A)       Properties (B)      Acquisitions (C)    Consolidated
                                                     --------------       --------------      ----------------    ------------
Real estate operating revenue:
      Rental revenue                                    $  13,376           $  36,601(1)         $    -             $  49,977
      Real estate service income                              -                   -                   -                   -
                                                        ---------           ---------             ------            ---------
             Total revenues                                13,376              36,601                 -                49,977
                                                        ---------           ---------             ------            ---------

Real estate operating expenses:
      Property operating expenses                           6,546              15,791(4)              -                22,337
      Interest expense                                      1,475               6,115(2)             (89)(5)            7,501
      General and administrative                              680                 -                   -                   680
      Depreciation and amortization                         3,148               7,713(3)              -                10,861
                                                        ---------           ---------             ------            ---------
             Total operating expenses                      11,849              29,619                (89)              41,379
                                                        ---------           ---------             ------            ---------

             Real estate operating income                   1,527               6,982                 89                8,598

      Other operating income (expense), net                    29                 -                   -                    29
                                                        ---------           ---------             ------            ---------

      Net income                                        $   1,556           $   6,982             $   89            $   8,627
                                                        =========           =========             ======            =========

                            CARRAMERICA REALTY, L.P.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                                   OPERATIONS
                 For the Six Months Ended June 30, 1997 and the
                          Year Ended December 31, 1996
                                   (Unaudited)

Adjustments (dollars in thousands):
(A) Reflects the Partnership's historical condensed consolidated statements of operations for the six months ended June 30, 1997 and the year ended December 31, 1996.

(B) Pro forma adjustments for the purchases of the acquired properties reflect:
      (1) the historical operating activity of the properties acquired;
      (2) the additional interest expense on debt incurred for and assumed in certain acquisitions ($2,578 of interest costs net of $1,714 capitalized for the six months ended June 30, 1997 and $8,389 of interest costs net of $2,274 capitalized for the year ended December 31, 1996);
      (3) the depreciation expense for the acquisitions based on the new accounting basis for the rental property acquired; and
      (4) the historical operating activity of the rental properties acquired reduced by the elimination of management fee expenses that are no longer incurred by the Partnership upon purchase of the properties.

 (C) Pro forma adjustment for the probable acquisitions reflects:
      (5) the interest cost capitalized on development property of $87 for the six months ended June 30, 1997 and $89 for the year ended December 31, 1996.

                            CARRAMERICA REALTY, L.P.
                                 Balance Sheets
              As of June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(In thousands)

                                                                   June 30,         December 31,
                                                                     1997               1996
                                                                     ----               ----
                                                                 (Unaudited)
Assets
Rental property (notes 2 and 7):
     Land                                                         $   47,974           26,404
     Buildings                                                       319,865          182,856
     Tenant improvements                                              10,590            7,068
     Furniture, fixtures, and equipment                                   82                6
                                                                  ----------         --------
                                                                     378,511          216,334
     Less - accumulated depreciation                                  (8,379)          (3,104)
                                                                  ----------         --------
                  Total rental property                              370,132          213,230

Land held for development                                             18,216           13,254
Construction in progress                                              41,618            8,485
Cash and cash equivalents                                              3,903            2,478
Accounts receivable                                                    2,802            1,888
Accrued straight-line rents                                            1,632              733
Tenant leasing costs, net of accumulated amortization of
     $186 at June 30, 1997 and $35 at December 31, 1996                2,219              881
Prepaid expenses and other assets, net of accumulated
      depreciation of $23 at June 30, 1997 and $9 at
      December 31, 1996                                                  376              268
                                                                  ----------         --------
                                                                  $  440,898          241,217
                                                                  ==========         ========
Liabilities and Partners' Capital
Liabilities:
     Mortgages and notes payable (note 2)                         $   88,682           21,952
     Note payable to affiliate (note 2)                               29,606           29,792
     Accounts payable and accrued expenses                            11,191            4,441
     Due to affiliates (note 6)                                        3,379            2,774
     Rent received in advance and security deposits                    2,647            1,325
                                                                  ----------         --------
                  Total liabilities                                  135,505           60,284

Partners' capital (note 3):
     General partners                                                  3,054            1,809
     Limited partners                                                302,339          179,124
                                                                  ----------          -------
                  Total partners' capital                            305,393          180,933

Commitments (note 4)
                                                                  ----------         --------
                                                                  $  440,898          241,217
                                                                  ==========         ========


See accompanying notes to financial statements

                            CARRAMERICA REALTY, L.P.
                            Statements of Operations
               For the Six Months Ended June 30, 1997 (unaudited),
 the Period from March 6, 1996 (date of inception) to June 30, 1996 (unaudited)
   and the Period from March 6, 1996 (date of inception) to December 31, 1996
--------------------------------------------------------------------------------
(In thousands)

                                                          Six months      March 6, 1996     March 6, 1996
                                                             ended         to June 30,     to December 31,
                                                         June 30, 1997         1996              1996
                                                         -------------         ----              ----
                                                          (Unaudited)      (Unaudited)
Rental revenue (note 4):
     Minimum base rent                                      $ 18,821             812             11,220
     Recoveries from tenants                                   2,956             143              1,790
     Other tenant charges                                      1,242               4                366
                                                            --------            ----            -------
                  Total rental revenue                        23,019             959             13,376
                                                            --------            ----            -------

Real estate operating expenses:
     Property operating expenses:
         Operating expenses (note 6)                           7,811             247              4,873
         Real estate taxes                                     2,175             134              1,673
     Interest expense                                          2,346             271              1,475
     General and administrative                                1,130               8                680
     Depreciation and amortization                             5,118             318              3,148
                                                            --------            ----            -------
           Total operating expenses                           18,580             978             11,849
                                                            --------            ----            -------

           Real estate operating income                        4,439             (19)             1,527

Other operating income - interest income                          56               1                 29
                                                            --------            ----            -------
           Net income                                       $  4,495             (18)             1,556
                                                            ========            ====            =======
           Net income attributable to general partner       $     45              --                 15
                                                            ========            ====            =======
           Net income attributable to limited partners      $  4,450             (18)             1,541
                                                            ========            ====            =======

See accompanying notes to financial statements

                            CARRAMERICA REALTY, L.P.
                         Statements of Partners' Capital
     For the Six Months Ended June 30, 1997 (unaudited) and the Period from
             March 6, 1996 (date of inception) to December 31, 1996
--------------------------------------------------------------------------------
(In thousands)

                                         General Partner                  Limited Partners
                                       -------------------    --------------------------------------
                                           CarrAmerica            CarrAmerica
                                            Realty GP              Realty LP          Other Limited
                                          Holdings, Inc.         Holdings, Inc.          Partners          Total
                                          --------------         --------------       -------------        -----
Capital contributions                          $1,814               161,620               17,993          $181,427
Capital distributions                             (20)               (1,924)                (106)           (2,050)
Net income                                         15                 1,318                  223             1,556
                                               ------               -------               ------          --------

Partners' capital at December 31, 1996          1,809               161,014               18,110           180,933

Capital contributions                           1,200               101,711               17,376           120,287
Capital distributions                              --                    --                 (322)             (322)
Net income                                         45                 3,879                  571             4,495
                                               ------               -------               ------          --------

Partners' capital at June 30, 1997             $3,054               266,604               35,735          $305,393
                                               ======               =======               ======          ========

See accompanying notes to financial statements

                            CARRAMERICA REALTY, L.P.
                            Statements of Cash Flows
       For the Six Months Ended June 30, 1997 (unaudited), the Period from
     March 6, 1996 (date of inception) to June 30, 1996 (unaudited) and the
       Period from March 6, 1996 (date of inception) to December 31, 1996
--------------------------------------------------------------------------------
(in thousands)

                                                                        Six months          March 6, 1996      March 6, 1996 to
                                                                       ended June 30,    (date of inception)      December 31,
                                                                           1997            to June 30, 1996           1996
                                                                           ----            ----------------           ----
                                                                        (Unaudited)           (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                                    $  4,495                (18)                1,556
                                                                          --------            -------              --------
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
         Depreciation and amortization                                       5,118                318                 3,148
         Increase in accounts receivable                                      (914)               (25)               (1,816)
         Increase in accrued straight-line rents                              (899)               (61)                 (805)
         Additions to tenant leasing costs                                  (1,489)                (5)                 (916)
         Increase in prepaid expenses and other assets                        (122)               (13)                 (277)
         Increase in accounts payable and accrued expenses                   6,750              1,518                 4,441
         Increase in due to affiliates                                         605                 --                 2,774
         Increase in rent received in advance and security deposits          1,322                211                 1,325
                                                                          --------            -------              --------
               Total adjustments                                            10,371              1,943                 7,874
                                                                          --------            -------              --------
               Net cash provided by operating activities                    14,866              1,925                 9,430
                                                                          --------            -------              --------

Cash flows from investing activities:
     Additions to rental property                                           (2,249)                --                   (98)
     Acquisitions of rental property                                       (77,119)           (65,169)             (178,239)
     Land purchased for future development                                  (1,448)                --               (13,254)
     Additions to construction in progress                                 (22,877)                --                (8,485)
                                                                          --------            -------              --------
               Net cash used by investing activities                      (103,693)           (65,169)             (200,076)
                                                                          --------            -------              --------

Cash flows from financing activities:
     Capital contributions                                                  77,126             33,890               163,433
     Capital distributions                                                    (322)                --                (2,050)
     Net borrowings (repayments) on unsecured line of credit                14,000                 --                 2,000
     Borrowings on notes payable to affiliates                                  --             30,000                30,000
     Repayments on notes and mortgages payable                                (552)                --                  (259)
                                                                          --------            -------              --------
               Net cash provided by financing activities                    90,252             63,890               193,124
                                                                          --------            -------              --------
               Increase in cash and cash equivalents                         1,425                646                 2,478

Cash and cash equivalents, beginning of the period                           2,478                 --                    --
                                                                          --------            -------              --------
Cash and cash equivalents, end of the period                              $  3,903                646                 2,478
                                                                          ========            =======              ========

Supplemental disclosure of cash flow information:
     Cash paid for interest (net of capitalized interest of $1,326 for the six months ended June 30, 1997, $0 for the period March 6, 1996 to June 30, 1996 and $1,619 for the period ended December 31, 1996)

Supplemental disclosure of noncash investing and financing activities:

     During the six months ended June 30, 1997, the period from March 6, 1996 to June 30, 1996 and the period from March 6, 1996 to December 31, 1996, the Partnership funded a portion of the aggregate purchase price of its property acquisitions by assuming $53.0 million, $0 and $20.0 million of debt and liabilities, respectively, and by issuing $17.4, $0.3 and $18.0 million of Units in the Partnership, respectively. Additionally, during the six months ended June 30, 1997, CarrAmerica contributed land to the Partnership with a book value of $25.3 million.

See accompanying notes to financial statements

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(1)     Description of Business and Summary of Significant Accounting Policies

        (a)     Business

                CarrAmerica Realty, L.P. (the "Partnership") is a Delaware limited partnership formed on March 6, 1996 to own, acquire, develop, and operate office buildings across the United States. At June 30, 1997, the Partnership owned 44 operating properties and three properties under development. At December 31, 1996, the Partnership owned 25 operating properties and one property under development, which are located in Austin, Texas, suburban Dallas, Southeast Denver, and Southern California.

                The Partnership's general partner is CarrAmerica Realty GP Holdings, Inc. (the "General Partner"), a wholly owned subsidiary of CarrAmerica Realty Corporation ("CARC"), a self-administered and self-managed real estate investment trust. The General Partner owned a 1% interest in the Partnership at December 31, 1996. The Partnership's limited partners are CarrAmerica Realty LP Holdings, Inc., a wholly owned subsidiary of CARC, which owned an approximate 87% interest in the Partnership at December 31, 1996, and various other individuals and entities which collectively owned an approximate 12% interest in the Partnership at December 31, 1996.

        (b)     Basis of Presentation

                The Partnership's financial statements are prepared using the accrual basis of accounting and in accordance with generally accepted accounting principles. Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (c)     Rental Property

                Rental property is recorded at cost less accumulated depreciation (which is less than the net realizable value of the rental property). Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows:

                Base Building..........................30 years
                Building components....................7 to 20 years
                Tenant improvements....................Terms of the leases or useful lives, whichever
                                                       is shorter
                Furniture, fixtures and equipment......5 to 15 years

                Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations are capitalized.

                Management reviews the Partnership's long-lived assets, such as rental property, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

        (d)     Development Property

                Land held for development and construction in progress is carried at cost. Specifically identifiable direct and indirect acquisition, development and construction costs are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and certain pre-construction costs essential to the development of a property.

        (e)     Tenant Leasing Costs

                Fees and costs incurred in the successful negotiation of leases have been deferred and are being amortized on a straight-line basis over the terms of the respective leases.

        (f)     Fair Value of Financial Instruments

                The carrying amount of the following financial instruments approximates fair value because of their short-term maturity: cash and cash equivalents; accounts and notes receivable; accounts payable, accrued expenses and other liabilities.

        (g)     Revenue Recognition

                The Partnership reports base rental revenue for financial statement purposes straight-line over the terms of the respective leases. Accrued straight-line rents represent the amount that straight-line rental revenue exceeds rents collected in accordance with the lease agreements. Management, considering current information and events regarding the tenants' ability to fulfill their lease obligations, considers accrued straight-line rents to be impaired if it is probable that the Partnership will be unable to collect all rents due according to the contractual lease terms. If accrued straight-line rents associated with a tenant are considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows. Impairment losses, if any, are recorded through a loss on the write-off of assets. Cash receipts on impaired accrued straight-line rents are applied to reduce the remaining outstanding balance and, thereafter, as rental revenue.

        (h)     Income Taxes

                No provision has been made for federal and state income taxes because each partner reports his or her share of the Partnership's taxable income or loss and any available tax credits on his or her income tax return.

        (i)     Cash Equivalents

                For purposes of reporting cash flows, the Partnership considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(2)     Mortgages and Notes Payable

        Mortgages and notes payable generally are collateralized by certain rental properties and generally require monthly principal and/or interest payments. Following is a summary of the Partnership's mortgages and notes payable as of the end of each period (in thousands):

                                                                                     June 30, 1997      December 31, 1996
                                                                                     -------------      -----------------
                                                                                      (Unaudited)
                 Note payable to Morgan Guaranty Trust Company of New York, as agent for a group of banks ("Morgan"); $325.0 million
                     unsecured revolving credit facility bearing interest, as
                     selected by CRC, at either (i) the higher of the prime
                     interest rate or .5 percent plus the Federal Funds Rate for such day or (ii) 1.125 percent above the London Interbank
                     Offered Rate (LIBOR) for such day. The weighted average
                     interest rate at June 30, 1997 and December 31, 1996 was
                     6.8% and 7.3%, respectively.  The note matures in July
                     1998, with an option to extend for one year.                       $ 16,000              2,000

                 Mortgage payable to Metropolitan Life Insurance Company;
                     bearing interest at 7.375 percent; principal and interest
                     payments of $72 thousand are due monthly through maturity
                     in March 1999.                                                        9,549              9,630

                 Mortgage payable to Windy City Holdings, Inc.; bearing interest at 9.01 percent; principal and interest payments of $85
                     thousand are due monthly through maturity in May 1999.               10,279             10,322

                 Mortgage payable to Principal Life Insurance Company; bearing interest at 6.99 percent; principal and interest payments
                     of $55 thousand are due monthly through maturity
                     in November 2000.                                                     7,781                 --

                 Mortgage payable to Manulife Financial; bearing interest at
                     8.27 percent; principal and interest payments of $53
                     thousand are due monthly through maturity in December 2001.           6,709                 --

                 Mortgage payable to GE Capital Corporation; bearing interest at
                     9.52 percent; principal and interest payments of $233
                     thousand are due monthly through maturity in August 2001.            20,930                 --

                 Mortgage payable to Business Men's Assurance Corporation;
                     bearing interest at 7.8 percent, principal and interest
                     payments of $27 thousand are due monthly through maturity
                     in July 2011.                                                         2,803                 --

                 Mortgage payable to Berkshire Life Insurance Corporation;
                     bearing interest at 8.9 percent; principal and interest
                     payments of $15 thousand are due monthly through maturity
                     in May 2017.                                                          1,699                 --

                                      F-14




                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

                 Mortgage payable to Teacher's Insurance and Annuity Association of America; bearing interest at 8.2 percent; principal and interest payments of $102 thousand are due monthly until
                     maturity in January 2007.                                            12,932                 --
                                                                                        --------            -------
                                                                                        $ 88,682             21,952
                                                                                        ========            =======

        On May 24, 1996, the Partnership entered into a $30 million loan agreement with CARC. The note payable bears interest at 8.5% and requires monthly principal and interest payments of $242 thousand. The loan matures on May 31, 2011. The note is secured by certain office properties and other assets of the Partnership. The outstanding balance of the note payable to affiliate was $29.6 million (unaudited) and $29.8 million, at June 30, 1997 and December 31, 1996, respectively.

        The $325.0 million unsecured revolving credit facility with Morgan is available to CARC, the Partnership and Carr Realty, L.P. The line of credit contains a number of financial and other covenants, including, but not limited to, covenants relating to ratios of annual EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to interest expense, annual EBITDA to debt service, and total debt to tangible fair market value of CARC's assets and restrictions on the ability of CARC to make dividend distributions in excess of 90% of funds from operations. Availability under the line of credit is also limited to a specified percentage of the Partnership's unencumbered properties. CARC and the Partnership are jointly and severally liable for all obligations under the line of credit. As of June 30, 1997 and December 31, 1996, approximately $272.0 million (unaudited) and $215.0 million, respectively, had been drawn under this facility.

        As of December 31, 1996, the scheduled maturity of all mortgages and notes payable are as follows (in thousands):

                     1997.........................              $   633
                     1998.........................                2,686
                     1999.........................               19,879
                     2000.........................                  491
                     2001.........................                  535
                     Thereafter...................               27,520
                                                                -------
                                                                $51,744
                                                                =======

        Based on the borrowing rates available to the Partnership for mortgages and notes payable with similar terms and average maturities, the estimated fair value, as determined by management, of the Partnership's mortgages and notes payable approximates the carrying amount.

(3) Partners' Capital Contributions, Distributions, and Participation Percentages

        The Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") details the rights of ownership in the Partnership. Ownership in the Partnership is expressed in partnership units ("Units"). Units currently are designated as Class A, B, or C Units. Class A Units have first preference and Class B Units have second preference as to the allocation of Available Cash, as defined in the Partnership Agreement. Class C units do not share in the allocation of Available Cash. Upon the third anniversary of the date of issuance of Class C Units, they may be converted to Class A Units based on a conversion factor described in the Partnership Agreement.

        Upon the first anniversary of the date of issuance, each holder of Class A Units may, subject to certain limitations, require that the Partnership redeem his or her Class A Units. Upon redemption, a Class A Unit holder will receive, at the option of the Partnership, with respect to each Class A Unit tendered, either (i) cash in an amount equal to the market value of one share of

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

        CARC common stock (subject to certain anti-dilution adjustments) or (ii) one share of CARC common stock. In lieu of the Partnership redeeming Class A Units for cash, CARC has the right to assume directly and satisfy the redemption right of a Unit holder. Holders of Class B Units and Class C Units are not entitled to exercise this redemption right.

        At December 31, 1996, there were 361,677 Class A Units, 6,619,131 Class B Units, and 539,593 Class C Units outstanding.

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(4)     Lease Agreements

        The following table summarizes future minimum base rent to be received under noncancelable tenant leases and the percentage of total rentable space expiring each year, as of December 31, 1996 (in thousands):

                                             Future           Percentage
                                            Minimum         of Total Leased
                                              Rent          Space Expiring
                                              ----          --------------

                      1997                   $23,062              24.0%
                      1998                    19,778              20.6
                      1999                    16,000              16.7
                      2000                    12,424              12.9
                      2001                     7,834               8.2
                      2002 and thereafter     16,970              17.6
                                             -------
                                             $96,068
                                             =======

        The leases also provide for additional rent based on increases in the Consumer Price Index (CPI) and increases in operating expenses. These increases are generally payable in equal installments throughout the year, based on estimated increases, with any differences being adjusted in the succeeding year.

        The Partnership's largest tenant is Intelligent Electronics, Inc. ("Intelligent Electronics") which leases approximately 130,000 square feet of office space. This lease represented 5.7% of net rentable space in the Partnership's operating office properties at December 31, 1996. No other single tenant occupies more than 5% of the net rentable space in Quebec Court I. Intelligent Electronics has announced publicly that it has entered into a definitive agreement to sell one of its divisions. The Partnership has been advised by Intelligent Electronics that, in connection with this proposed sale, Intelligent Electronics intends to vacate its space at Quebec Court I in the next six to 12 months. Intelligent Electronics' lease term extends until 2001, with no termination rights. The Partnership, if necessary, will pursue its legal remedies against Intelligent Electronics.

        At December 31, 1996, Alert Centre, Inc. occupied approximately 106,000 square feet of office space. This lease represents 4.6% of the net rentable space in the Partnership's operating office properties at December 31, 1996. In February 1997, the Partnership initiated an action against Alert Centre, Inc., a tenant in Quebec Court II, and ADT Security Service, Inc., Alert Centre's owner, in the District Court of Arapahoe County, Colorado, regarding outstanding rent payments.

        The Company leases land beneath two office properties located in Austin, Texas. The lease expires in February 2078. The minimum base annual rental payment associated with this lease is $171 thousand.

(5)     Employee Benefits

        Employees of the Partnership are eligible to participate in CARC's 401(k) plan for employees. The plan matches 50% of employee contributions up to the first 4% of an employee's pay and will make a base contribution of 3% of pay for participants who remain employed on December 31, the end of the plan year. Employer contributions are subject to a five-year graduated vesting schedule. Partnership contributions to the plan amounted to approximately $3 thousand in 1996.

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(6)     Transactions With Affiliates

        CarrAmerica Realty Services, Inc. (CARSI), a wholly owned subsidiary of CARC, provides management and leasing services to all of the office properties owned by the Partnership. During 1996, the Partnership incurred management fees of $430 thousand for services performed by CARSI. Additionally, CARSI reimburses CARLP for certain services CARLP personnel provide to CARSI. These reimbursements amounted to $221 thousand in 1996.

        CARC pays on behalf of the Partnership certain administrative costs and certain costs related to the acquisitions of properties which are billed to the Partnership, and makes working capital advances to the Partnership. Amounts due to CARC were $3.4 million at June 30, 1997 and $2.8 million at December 31, 1996.

(7)     Acquisition and Development Activities

        During 1996, the Partnership acquired 25 operating office properties containing approximately 2.3 million square feet for an aggregate purchase price of $216.2 million. In addition, as of December 31, 1996, the Partnership had one property under development and three properties held for development. Land held for development was purchased for an aggregate purchase price of $13.3 million. Costs incurred during 1996 for properties under construction were $8.5 million.

        From January 1 to June 30, 1997, the Partnership acquired 18 operating office properties for an aggregate purchase price of $149.8 million. Costs incurred during 1997 for properties under construction were $24.5 million. In addition, CarrAmerica contributed one operating office property, one office property under construction and options to acquire land which will support the future development of approximately four office properties.

        All acquisitions have been accounted for as purchases. Operations of acquired properties have been included in the accompanying financial statements from their respective dates of acquisition.

        The following unaudited pro forma summary presents information as if the Partnership's formation and acquisitions through December 31, 1996 had occurred at the beginning of 1996. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the Partnership.

                  Pro forma information (unaudited):
                  (in thousands)
                  Total revenue                               $  49,977
                  Net income                                  $   8,627

(8)     Subsequent Events

        Since June 30, 1997, the Partnership has acquired one operating office property containing approximately 76,000 square feet for approximately $5.1 million. The purchase of these properties was financed through the payment of $5.1 million in cash.

                            CARRAMERICA REALTY, L.P.
                          Notes to Financial Statements
                 June 30, 1997 (unaudited) and December 31, 1996
--------------------------------------------------------------------------------

(9)     Quarterly Financial Information (unaudited)

        The following is a summary of quarterly results of operations for 1996 since inception and 1997:

         (in thousands)

                                                         1996                                             1997
                                           ---------------------------------------------        -----------------------
                                            First       Second        Third      Fourth          First          Second
                                           Quarter      Quarter      Quarter     Quarter        Quarter         Quarter
                                           -------      -------      -------     -------        -------         -------
          Rental revenue                     $--          959         6,216       6,201          9,479           13,540
                                             ===          ===         =====       =====          =====           ======
          Real estate operating income       $--          (19)          236       1,310          1,749            2,690
                                             ===          ===         =====       =====          =====            =====
          Net income                         $--          (18)          241       1,333          1,757            2,738
                                             ===          ===         =====       =====          =====            =====

                          INDEPENDENT AUDITORS' REPORT
                            CarrAmerica Realty, L.P.
--------------------------------------------------------------------------------

             The Partners
             CarrAmerica Realty, L.P.:

             We have audited the accompanying balance sheet of CarrAmerica Realty, L.P. as of December 31, 1996 and the related statements of operations, partners' capital, and cash flows for the period from March 6, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of CarrAmerica Realty, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

             We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

             In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CarrAmerica Realty, L.P. as of December 31, 1996 and the results of its operations and its cash flows for the period from March 6, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.



                                          KPMG Peat Marwick LLP
             Washington, D.C.
             June 3, 1997

                            CARRAMERICA REALTY, L.P.
                    Real Estate and Accumulated Depreciation
                                December 31, 1996
                                 (in thousands)

                                                                                                       Gross Amount at Which
                                                          Initial Cost                               Carried at Close of Period
                                                    ------------------------  Costs Capitalized    ------------------------------
                                                              Buildings and     Subsequent to              Buildings and
Properties                        Encumbrances      Land      Improvements       Acquisition       Land    Improvements     Total
----------                        ------------      ----      -------------   -----------------    ----    ------------     -----
Southern California:
   South Coast Executive Center    $  10,322     $  3,324        17,212               31          3,324       17,243      $  20,567

Southeast Denver:
   The Quorum                             --        1,299         7,887               90          1,299        7,977          9,276
   Quebec Center                          --        1,423         5,659              101          1,423        5,760          7,183
   Greenwood Center                       --          289         6,619               48            289        6,667          6,956
   Quebec Court I & II                29,792(2)     2,368        19,819              272          2,368       20,091         22,459
   Harlequin Plaza                          (2)     4,746        21,344              401          4,746       21,745         26,491
   Quorum Land                            --          484            --               18            502           --            502
   JD Edwards                             --        3,006         3,484            1,995          3,006        5,479          8,485

Austin, Texas:
   Balcones                               --          949         7,649               38            949        7,687          8,636
   Great Hills                            --        1,680        13,545              403          1,680       13,948         15,628
   Park North                             --        1,671        13,471               85          1,671       13,556         15,227
   Setting I, II & III                    --        1,718        13,854              735          1,718       14,589         16,307
   First State Bank                    9,630        1,985        19,977              490          1,985       20,467         22,452
   Littlefield Complex (1)                --          967         9,736              171            967        9,907         10,874
   Norwood Tower                          --          851         8,570              268            851        8,838          9,689
   Riata - Land                           --       10,121            --              492         10,613           --         10,613
   Setting IV & V - Land                  --        1,890            --              248          2,138           --          2,138

Dallas, Texas:
   Greyhound                              --        1,312         7,999               72          1,312        8,071          9,383
   Search Plaza                           --        1,822        13,362               23          1,822       13,385         15,207
                                   ---------     --------       -------            -----         ------      -------      ---------
TOTAL                              $  49,744     $ 41,905       190,187            5,981         42,663      195,410      $ 238,073
                                   =========     ========       =======            =====         ======      =======      =========

                                        Accumulated           Date of          Year of
Properties                              Depreciation       Construction      Acquisition
----------                              ------------       ------------      -----------
Southern California:
   South Coast Executive Center           $    --               1987             1996

Southeast Denver:
   The Quorum                                 171               1975             1996
   Quebec Center                              111               1985             1996
   Greenwood Center                           116               1982             1996
   Quebec Court I & II                        562            1979/1980           1996
   Harlequin Plaza                            571               1981             1996
   Quorum Land                                 --               N/A              1996
   JD Edwards                                  --               N/A              1996

Austin, Texas:
   Balcones                                   130               1985             1996
   Great Hills                                265               1985             1996
   Park North                                 217               1981             1996
   Setting I, II & III                        282               1985             1996
   First State Bank                           290            1980/1995           1996
   Littlefield Complex (1)                    186            1910/1980           1996
   Norwood Tower                              150            1929/1982           1996
   Riata - Land                                --               N/A              1996
   Setting IV & V - Land                       --               N/A              1996

Dallas, Texas:
   Greyhound                                   34               1962             1996
   Search Plaza                                19               1985             1996
                                          -------
TOTAL                                     $ 3,104
                                          =======

----------------
(1) The Partnership owns the improvements on the land and has a leasehold interest in all or a portion of the underlying land.
(2)   Secured by Quebec Court I & II and Harlequin Plaza.

Depreciation and amortization of the investment in building and improvements reflected in the statements of operations are calculated over the estimated lives of the assets as follows:

             Base Building                         30 years
             Building components                   7 to 20 years
             Tenant improvements                   Terms of leases or useful
                                                   lives, whichever is shorter
             Furniture, fixtures and equipment     5 to 15 years

The aggregate cost for federal income tax purposes was approximately $198,300 (in thousands) at December 31, 1996.

                                Total Real                                           Accumulated
                               Estate Assets                                         Depreciated
                               -------------                                         -----------
                                   1996                                                  1996
                               -------------                                         -----------
Balance, beginning of period      $     --            Balance, beginning of period      $   --
Acquisitions                       232,092
Improvements                         5,981            Depreciation for the period        3,104
Retirements and write-offs              --            Retirements and write-offs            --
                                  --------                                              ------
                                  $238,073                                              $3,104
                                  ========                                              ======

                          INDEPENDENT AUDITORS' REPORT
                            CarrAmerica Realty, L.P.
--------------------------------------------------------------------------------

                The Partners
                CarrAmerica Realty, L.P.:

                Under date of June 3, 1997, we reported on the balance sheet of CarrAmerica Realty, L.P. as of December 31, 1996, and the related statements of operations, partners' capital, and cash flows for the period from March 6, 1996 (date of inception) to December 31, 1996, which are included in this Form
                10. In connection with our audit of the
                aforementioned financial statements, we also audited the related financial statement schedule in this Form
                10. This financial statement schedule is the responsibility of CarrAmerica Realty, L.P.'s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

                In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                                KPMG Peat Marwick LLP
                Washington, D.C.
                June 3, 1997

                      CARRAMERICA REALTY GP HOLDINGS, INC.

                                  Balance Sheet

                                December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Stockholders
CarrAmerica Realty GP Holdings, Inc.:

We have audited the accompanying balance sheet of CarrAmerica Realty GP Holdings, Inc. as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CarrAmerica Realty GP Holdings, Inc. as of December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
June 3, 1997

                      CARRAMERICA REALTY GP HOLDINGS, INC.

                                  Balance Sheet
                                December 31, 1996
                      (In thousands, except share amounts)



Assets:
    Cash                                                                        $        1
    Accounts receivable                                                                 10
    Investments in CarrAmerica Realty, L.P.                                          1,809
                                                                                ----------

         Total Assets                                                                1,820
                                                                                ==========

Liabilities and Stockholder's Equity:
    Liabilities - amounts due to affiliates                                             10

    Stockholder's Equity
      Common Stock, $0.01 par value, authorized 1,000 shares,
         issued and outstanding 1,000 shares at December 31, 1996                       --
      Additional paid in capital                                                     1,814
      Retained earnings                                                                 (4)
                                                                                ----------

         Total stockholder's equity                                                  1,810
                                                                                ----------

         Total Liabilities and Stockholder's Equity                             $    1,820
                                                                                ==========


See accompanying note to balance sheet.

                     CARRAMERICA REALTY GP HOLDINGS, INC.

                              Note to Balance Sheet
                                December 31, 1996


(1)     Summary of Significant Accounting Policies

           CarrAmerica Realty GP Holdings, Inc. (the Company), organized during 1996 under the laws of Delaware, holds the 1% general partnership interest in CarrAmerica Realty, L.P. (CARLP). CARLP owns, acquires, develops, and operates office buildings across the United States. The Company is a wholly owned subsidiary of CarrAmerica Realty Corporation.

           The Company records it's investment in CARLP using the equity method of accounting for investments.

                                CEDAR MAPLE PLAZA

                              Historical Summaries
                        of Operating Revenue and Expenses

                          Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:



We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Cedar Maple Plaza for the year ended December 31, 1996. This historical summary is the responsibility of the management of Cedar Maple Plaza. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Cedar Maple Plaza.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) Cedar Maple Plaza for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP

Washington, DC
August 1, 1997

                                CEDAR MAPLE PLAZA


              Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1996
                             (dollars in thousands)

                                                                  Year
                                                                  ended
                                                               December 31,
                                                                  1996
                                                               ------------
Operating revenue:
    Building rental                                              $1,771
    Recovery of operating expenses                                   68
                                                                 ------

        Total operating revenue                                   1,839
                                                                 ------

Operating expenses:
    Maintenance                                                     107
    Utilities                                                       216
    Real estate taxes                                               205
    Insurance                                                         9
    Management fees                                                  72
    General operating                                               174
    Administrative                                                  132
                                                                 ------

        Total operating expenses                                    915
                                                                 ------

        Operating revenue in excess of operating expenses        $  924
                                                                 ======


                  See accompanying notes to historical summary
                       of operating revenue and expenses.

                                CEDAR MAPLE PLAZA

         Notes to Historical Summary of Operating Revenue and Expenses

                          Year ended December 31, 1996
                             (dollars in thousands)



(1)    Description of the Property

       Cedar Maple Plaza consists of three buildings located in Dallas, Texas, containing approximately 113,000 square feet of office space available for lease. At March 31, 1997, the property was 90% leased.

(2)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             The accompanying historical summary of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty, L.P. in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Cedar Maple Plaza have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summary of operating revenue and expenses to not be indicative of the future operating results of the buildings.

       (b)   Revenue Recognition

             Revenue from rental operations is recognized straight-line over the terms of the respective leases.



                                                                    (Continued)

                                CEDAR MAPLE PLAZA

          Notes to Historical Summary of Operating Revenue and Expenses
                             (dollars in thousands)


(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

       The unaudited pro forma table reflects the taxable operating results and cash available from operations of Cedar Maple Plaza for the year ended December 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

           Pro forma net operating income (exclusive of
               depreciation and amortization expense)                 $     835
           Less estimated depreciation and amortization expense             266
                                                                      ---------

                         Pro forma taxable operating income           $     569
                                                                      =========

                         Pro forma cash available from operations     $     835
                                                                      =========

                                 BANNOCKBURN IV

                              Historical Summaries
                        of Operating Revenue and Expenses

                  Three Months Ended March 31, 1997 (Unaudited)
                        and Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:


We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Bannockburn IV for the year ended December 31, 1996. This historical summary is the responsibility of the management of Bannockburn IV. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Bannockburn IV.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Bannockburn IV for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP

Washington, DC
July 31, 1997

                                 BANNOCKBURN IV


             Historical Summaries of Operating Revenue and Expenses

             For the three months ended March 31, 1997 (unaudited)
                      and the year ended December 31, 1996
                             (dollars in thousands)



                                                               Three months           Year
                                                                  ended               ended
                                                                 March 31,         December 31,
                                                                  1997                1996
                                                               ------------       ------------
Operating revenue:
    Building rental                                             $     371         $   1,382
    Recovery of operating expenses                                    154               539
    Other                                                              --                17
                                                                ---------         ---------

         Total operating revenue                                      525             1,938
                                                                ---------         ---------

Operating expenses:
    Maintenance                                                        38               124
    Utilities                                                          25               102
    Real estate taxes                                                  27               106
    Insurance                                                           4                18
    Management fees                                                    22                68
    General operating                                                  48               103
    Administrative                                                     16                67
    Food court                                                         19                69
                                                                ---------         ---------

         Total operating expenses                                     199               657
                                                                ---------         ---------

         Operating revenue in excess of operating expenses      $     326         $   1,281
                                                                =========         =========


                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                                 BANNOCKBURN IV

         Notes to Historical Summaries of Operating Revenue and Expenses

                  Three months ended March 31, 1997 (unaudited)
                      and the year ended December 31, 1996
                             (dollars in thousands)




(1)    Description of the Property

       Bannockburn IV (the Property) is located in Bannockburn, Illinois, a suburb of Chicago, and contains approximately 109,000 square feet of office space available for lease. At March 31, 1997, the Property was 86% leased.

(2)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty, L.P. in the proposed future operations of the Property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Property have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summaries of operating revenue and expenses to not be indicative of the future operating results of the Property.

       (b)   Revenue Recognition

             Revenue from rental operations is recognized straight-line over the terms of the respective leases.

       (c)   Interim Unaudited Financial Information

             The accompanying unaudited financial information for the three months ended March 31, 1997 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1996. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summaries of operating revenue and expenses for the three months ended March 31, 1997, have been included. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of the results for the full year.
                                                                    (Continued)

                                 BANNOCKBURN IV

         Notes to Historical Summaries of Operating Revenue and Expenses
                             (dollars in thousands)


(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

       The unaudited pro forma table reflects the taxable operating results and cash available from operations of Bannockburn IV for the 12 months ended March 31, 1997, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

           Pro forma net operating income (exclusive of
               depreciation and amortization expense)                  $   1,141
           Less estimated depreciation and amortization expense              455
                                                                       ---------

                         Pro forma taxable operating income            $     686
                                                                       =========

                         Pro forma cash available from operations      $   1,141
                                                                       =========

                             TOLLHILL EAST AND WEST

                              Historical Summaries
                        of Operating Revenue and Expenses

                  Three Months Ended March 31, 1997 (Unaudited)
                        and Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Tollhill East and West for the year ended December 31, 1996. This historical summary is the responsibility of the management of Tollhill East and West. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Tollhill East and West.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Tollhill East and West for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, DC
May 16, 1997

                             TOLLHILL EAST AND WEST

             Historical Summaries of Operating Revenue and Expenses

    For the three months ended March 31, 1997 (unaudited) and the year ended
                                December 31, 1996
                             (dollars in thousands)

                                                     Three months      Year
                                                         ended         ended
                                                       March 31,    December 31,
                                                         1997          1996
                                                     -----------    ------------

Operating revenue:
         Building rental                                $ 768         $ 2,464
         Recovery of operating expenses                    18              35
         Other income                                       8              37
                                                        -----         -------

         Total operating revenue                          794           2,536
                                                        -----         -------

Operating expenses:
         Maintenance                                       89             238
         Utilities                                        114             470
         Real estate taxes                                 70             278
         Insurance                                          8              32
         Management fees                                   38             125
         General operating                                 22              87
         Administrative                                    53             210
                                                        -----         -------

         Total operating expenses                         394           1,440
                                                        -----         -------
Operating revenue in excess of
  operating expenses                                    $ 400         $ 1,096
                                                        =====         =======

                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                             TOLLHILL EAST AND WEST

         Notes to Historical Summaries of Operating Revenue and Expenses

    For the three months ended March 31, 1997 (unaudited) and the year ended
                                December 31, 1996
                             (dollars in thousands)

(1)      Description of the Property

         Tollhill East and West consists of two buildings located in Suburban Dallas, Texas, containing approximately 238,000 square feet of office space available for lease. At March 31, 1997, Tollhill East and West was 90% leased.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Tollhill East and West have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summaries of operating revenue and expenses to not be indicative of the future operating results of the buildings.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

         (c)     Interim Unaudited Financial Information

         The accompanying unaudited financial information for the three months ended March 31, 1997 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1996. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the three months ended March 31, 1996, have been included. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results for the full year.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of Tollhill East and West for the 12 months ended March 31, 1997, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income
(exclusive of depreciation and amortization expense)                  $1,151
Less estimated depreciation and amortization expense                     499
                                                                      ------

Pro forma taxable operating income                                    $  652
                                                                      ======

Pro forma cash available from operations                              $  954
                                                                      ======

                                DRAPER PARK NORTH

                              Historical Summaries
                        of Operating Revenue and Expenses

                  Three Months Ended March 31, 1997 (Unaudited)
                        and Year ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Draper Park North for the year ended December 31, 1996. This historical summary is the responsibility of the management of Draper Park North. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Draper Park North.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses, described in note 2(a), of Draper Park North for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Salt Lake City, Utah
March 21, 1997

                                DRAPER PARK NORTH

             Historical Summaries of Operating Revenue and Expenses

              For the three months ended March 31, 1997 (unaudited)
                      and the year ended December 31, 1996
                             (dollars in thousands)

                                               Three months           Year
                                                  ended               ended
                                                 March 31,        December 31,
                                                   1997               1996
                                               ------------       ------------
Operating revenue:
         Building rental                           $447               $784
         Recovery of operating expenses             160                197
                                                   ----               ----
         Total operating revenue                    607                981
                                                   ----               ----
Operating expenses:
         Common area maintenance                     85                149
         Management fees                             17                 30
         Real estate tax, insurance and other        58                 18
                                                   ----               ----
         Total operating expenses                   160                197
                                                   ----               ----
Operating revenue in excess of expenses            $447               $784
                                                   ====               ====

                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                                DRAPER PARK NORTH

         Notes to Historical Summaries of Operating Revenue and Expenses

                  Three months ended March 31, 1997 (unaudited)
                        and year ended December 31, 1996
                             (dollars in thousands)

(1)      Description of the Property

         Draper Park North consists of three buildings located in Draper, Utah, containing approximately 179,000 square feet of office space available for lease. Construction of each of the buildings was completed and operations commenced in 1996. At December 31, 1996, Draper Park North was 93% leased.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summary of operating revenue and expenses is not representative of the actual operations for the year ended December 31, 1996, as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Draper Park North have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summary of operating revenue and expenses to not be indicative of the future operating results of the buildings.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases. The historical summary for the year ended December 31, 1996 reflects revenues and expenses for the period since the buildings' operations commenced.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of the Draper Park North for the year ended March 31, 1997, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of interest,
  depreciation and amortization expenses)                              $1,393
         Less estimated depreciation and amortization expense             529
                                                                       ------
Pro forma taxable operating income                                     $  864
                                                                       ======
Pro forma cash available from operations                               $1,393
                                                                       ======

                             SORENSON RESEARCH PARK

             Historical Summaries of Operating Revenue and Expenses

                  Three Months Ended March 31, 1997 (Unaudited)
                        and Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Sorenson Research Park for the year ended December 31, 1996. This historical summary is the responsibility of the management of Sorenson Research Park. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Sorenson Research Park.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses, described in note 2(a), of Sorenson Research Park for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Salt Lake City, Utah
March 21, 1997

                             SORENSON RESEARCH PARK

             Historical Summaries of Operating Revenue and Expenses

              For the three months ended March 31, 1997 (unaudited)
                      and the year ended December 31, 1996
                             (dollars in thousands)


                                                   Three months       Year
                                                       ended          ended
                                                     March 31,     December 31,
                                                       1997           1996
                                                   -----------     ------------

Operating revenue:
         Building rental                              $  470         $ 1,978
         Recovery of operating expenses                   34             411
                                                      ------         -------
         Total operating revenue                         504           2,389
                                                      ------         -------

Operating expenses:
         Maintenance                                      --              92
         Utilities                                        --              94
         Real estate and other taxes                      33             185
         Insurance                                        --              13
         General operating                                 1              27
                                                      ------         -------

         Total operating expenses                         34             411
                                                      ------         -------

Operating revenue in excess of operating expenses     $  470         $ 1,978
                                                      ======         =======


                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                             SORENSON RESEARCH PARK

         Notes to Historical Summaries of Operating Revenue and Expenses

                  Three months ended March 31, 1997 (unaudited)
                        and year ended December 31, 1996
                             (dollars in thousands)


(1)      Description of the Property

         Sorenson Research Park consists of five office buildings located in Salt Lake City, Utah. One of the five buildings is currently under construction and is expected to be completed in 1997. The other four operating office buildings were constructed between 1987 and 1996 and contain approximately 178,000 square feet of office space available for lease. At December 31, 1996, each of the four operating office buildings were 100% leased under triple-net, single tenant lease agreements. Management pays certain operating expenses on behalf of the tenants which are fully reimbursed by the tenants.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summary of operating revenue and expenses is not representative of the actual operations for the year ended December 31, 1996, as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Sorenson Research Park have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summary of operating revenue and expenses to not be indicative of the future operating results of the buildings.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

(3)      Related Party

         A principal of the owner of Sorenson Research Park is also a principal in a company that leases approximately 58,000 square feet of office space in Sorenson Research Park. Rental revenue from this lease amounted to $733 thousand for the year ended December 31, 1996.

(4)      Management Fees

         Management of Sorenson Research Park is provided by an affiliate and management fees are not charged to Sorenson Research Park. Therefore, management fees are not included in the accompanying historical summary.

(5) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of Sorenson Research Park for the year ended March 31, 1997, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of
  depreciation and amortization expense)                              $1,830
         Less estimated depreciation and amortization expense            672
                                                                      ------

Pro forma taxable operating income                                    $1,158
                                                                      ======

Pro forma cash available from operations                              $1,830
                                                                      ======

                                  QUORUM PLACE

                               Historical Summary
                        of Operating Revenue and Expenses

                      For the Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Quorum Place for the year ended December 31, 1996. This historical summary is the responsibility of the management of Quorum Place. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Quorum Place.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Quorum Place for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, DC
June 3, 1997

                                  QUORUM PLACE

              Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1996
                             (dollars in thousands)

Operating revenue:

         Building rental                                       $ 2,140
         Recovery of operating expenses                            146
         Other operating income                                     32
                                                               -------

         Total operating revenue                                 2,318
                                                               -------

Operating expenses:

         Maintenance                                               168
         Utilities                                                 327
         Real estate taxes                                         282
         Insurance                                                  30
         Management fees                                            65
         General operating                                          44
         Administrative                                            204
                                                               -------

         Total operating expenses                                1,120
                                                               -------

Operating revenue in excess of operating expenses              $ 1,198
                                                               =======

                  See accompanying notes to historical summary
                       of operating revenue and expenses.

                                  QUORUM PLACE

          Notes to Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1996
                             (dollars in thousands)

(1)      Description of the Property

         Quorum Place is a multi-tenant office building located in suburban Dallas, Texas. The building contains approximately 177,000 square feet of office space available for lease. At December 31, 1996, Quorum Place was 96% leased.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summary of operating revenue and expenses is not representative of the actual operations for 1996 as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Quorum Place have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summary of operating revenue and expenses to not be indicative of the future operating results of the building.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of Quorum Place for the year ended December 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of
  depreciation and amortization expense)                            $ 1,037
         Less estimated depreciation and amortization expense           366
                                                                    -------

Pro forma taxable operating income                                  $   671
                                                                    =======

Pro forma cash available from operations                            $ 1,010
                                                                    =======

                          BANNOCKBURN LAKE OFFICE PLAZA

              Historical Summary of Operating Revenue and Expenses

                      For the Year Ended December 31, 1996

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Bannockburn Lake Office Plaza for the year ended December 31, 1996. This historical summary is the responsibility of the management of Bannockburn Lake Office Plaza. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Bannockburn Lake Office Plaza.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses, described in note 2(a), of Bannockburn Lake Office Plaza for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, DC
March 19, 1997

                          BANNOCKBURN LAKE OFFICE PLAZA

              Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1996
                             (dollars in thousands)




Operating revenue:
         Building rental                                             $ 2,889
         Recovery of operating expenses                                  931
                                                                     -------
         Total operating revenue                                       3,820

Operating expenses:
         Maintenance                                                     371
         Utilities                                                       189
         Real estate taxes                                               209
         Insurance                                                        32
         Management fees - related party                                 183
         General operating                                               194
         Administrative                                                  196
                                                                     -------
         Total operating expenses                                      1,374
                                                                     -------
         Operating revenue in excess of operating expenses           $ 2,446
                                                                     =======



                  See accompanying notes to historical summary
                       of operating revenue and expenses.

                          BANNOCKBURN LAKE OFFICE PLAZA

          Notes to Historical Summary of Operating Revenue and Expenses

                      For the year ended December 31, 1996
                             (dollars in thousands)


(1)      Description of the Property

         Bannockburn Lake Office Plaza consists of two buildings located in Northbrook, Illinois, a suburb of Chicago, containing approximately 212,000 square feet of office space available for lease. At December 31, 1996, Bannockburn Lake Office Plaza was 97% leased.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summary of operating revenue and expenses is not representative of the actual operations for the year ended December 31, 1996, as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Bannockburn Lake Office Plaza have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summary of operating revenue and expenses to not be indicative of the future operating results of the buildings.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of Bannockburn Lake Office Plaza for the year ended December 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of interest
  depreciation and amortization expense)                              $ 1,738
         Less estimated depreciation and amortization expense             615
                                                                      -------

Pro forma taxable operating income                                    $ 1,123
                                                                      =======

Pro forma cash available from operations                              $ 1,738
                                                                      =======

                          SEARCH PLAZA AND QUORUM NORTH

                              Historical Summaries
                        of Operating Revenue and Expenses

                Nine Months Ended September 30, 1996 (Unaudited)
                        and Year Ended December 31, 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Search Plaza and Quorum North for the year ended December 31, 1995. This historical summary is the responsibility of the management of Search Plaza and Quorum North. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Search Plaza and Quorum North.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Search Plaza and Quorum North for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, DC
October 25, 1996

                          SEARCH PLAZA AND QUORUM NORTH

             Historical Summaries of Operating Revenue and Expenses

            For the nine months ended September 30, 1996 (unaudited)
                      and the year ended December 31, 1995
                             (dollars in thousands)



                                                     Nine months        Year
                                                        ended           ended
                                                    September 30,   December 31,
                                                        1996            1995
                                                    ------------    ------------
Operating revenue:
         Building rental                              $ 2,611         $ 3,371
         Recovery of operating expenses                   258             237
                                                      -------         -------

         Total operating revenue                        2,869           3,608
                                                      -------         -------

Operating expenses:
         Maintenance                                      422             458
         Utilities                                        339             449
         Real estate taxes                                253             351
         Insurance                                         26              31
         Management fees                                  137             173
         General operating                                123             159
         Administrative                                    66              75
                                                      -------         -------

         Total operating expenses                       1,366           1,696
                                                      -------         -------

Operating revenue in excess of
  operating expenses                                  $ 1,503         $ 1,912
                                                      =======         =======

                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                          SEARCH PLAZA AND QUORUM NORTH

       Notes to the Historical Summaries of Operating Revenue and Expenses

                Nine months ended September 30, 1996 (unaudited)
                        and year ended December 31, 1995
                             (dollars in thousands)


(1)      Description of the Property

         Search Plaza is a seven-story Class A office building located in Dallas, Texas, containing 151,985 square feet of office space available for lease. The building was constructed in 1985. At September 30, 1996, Search Plaza was 97% leased.

         Quorum North is a five-story Class B+ office building located in Addison, Texas, containing 116,318 square feet of office space available for lease. The building was constructed in 1983. At September 30, 1996, Quorum North was 75% leased.

         During the nine months ended September 30, 1996 and the year ended December 31, 1995, the buildings were under common ownership.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the future operations of the property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of Search Plaza and Quorum North have been excluded from expenses.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

         (c)     Interim Unaudited Financial Information

         The accompanying unaudited financial information for the nine months ended September 30, 1996 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the nine months ended September 30, 1996 have been included. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results for the full year.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of Search Plaza and Quorum North for the 12 months ended September 30, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of
 depreciation and amortization expense)                             $ 1,824
         Less estimated depreciation and amortization expense           594
                                                                    -------

Pro forma taxable operating income                                  $ 1,230
                                                                    =======

Pro forma cash available from operations                            $ 1,678
                                                                    =======

                          SOUTH COAST EXECUTIVE CENTRE

                              Historical Summaries
                        of Operating Revenue and Expenses

                Nine Months Ended September 30, 1996 (Unaudited)
                        and Year Ended December 31, 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of South Coast Executive Centre for the year ended December 31, 1995. This historical summary is the responsibility of South Coast Executive Centre's management. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of South Coast Executive Centre.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of South Coast Executive Centre for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, D.C.
October 31, 1996

                          SOUTH COAST EXECUTIVE CENTRE

             Historical Summaries of Operating Revenue and Expenses

            For the nine months ended September 30, 1996 (unaudited)
                      and the year ended December 31, 1995
                             (dollars in thousands)

                                                    Nine months        Year
                                                       ended           ended
                                                   September 30,   December 31,
                                                       1996            1995
                                                   -------------   ------------


Operating revenue - Building rental                  $ 2,239         $ 2,861

Operating expenses:
         Cleaning                                        115             139
         Utilities                                       212             300
         Maintenance                                     168             234
         General operating                               155             197
         Administrative                                   52             109
         Property management fees                         94             131
         Insurance                                        30              34
         Real estate taxes                               109             144
                                                     -------         -------

         Total operating expenses                        935           1,288
                                                     -------         -------

Operating revenue in excess of operating expenses    $ 1,304         $ 1,573
                                                     =======         =======


                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                          SOUTH COAST EXECUTIVE CENTRE

       Notes to the Historical Summaries of Operating Revenue and Expenses

                Nine months ended September 30, 1996 (unaudited)
                        and year ended December 31, 1995
                             (dollars in thousands)


(1)      Description of the Property

         South Coast Executive Centre consists of two office buildings located in Costa Mesa, California, containing 161,778 square feet of office and retail space available for lease. The buildings were constructed in 1987. At September 30, 1996, South Coast Executive Centre was 96% leased.

(2)      Summary of Significant Accounting Policies

         (a)     Basis of Presentation

         The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenues and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the buildings, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of South Coast Executive Centre have been excluded from expenses.

         In accordance with current California tax law, management expects that real estate taxes will be reassessed upon transfer of ownership based on the purchase price of the buildings. Management is not aware of any material factors relating to South Coast Executive Centre that would cause the historical summaries of operating revenue and expenses to not be indicative of future operating results of the buildings.

         (b)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

         (c)     Interim Unaudited Financial Information

         The accompanying unaudited financial information for the nine months ended September 30, 1996 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted acconting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the nine months ended September 30, 1996, have been included. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results for the full year.

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of South Coast Executive Centre for the twelve months ended September 30, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 31.5-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of
 depreciation and amortization expense)                               $ 1,697
         Less - estimated depreciation and amortization expense           440
                                                                      -------

Pro forma taxable operating income                                    $ 1,257
                                                                      =======

Pro forma cash available from operations                              $ 1,697
                                                                      =======

              THE CONSOLIDATED LITTLEFIELD REAL ESTATE PARTNERSHIPS

                              Historical Summaries
                        of Operating Revenue and Expenses

                  Three Months Ended March 31, 1996 (Unaudited)
                      and the Year Ended December 31, 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying historical summary of consolidated operating revenue and expenses, as defined in note 1, of the consolidated Littlefield Real Estate Partnerships ("Partnership") for the year ended December 31, 1995. This historical summary is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of the consolidated Littlefield Real Estate Partnerships.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 1 of the Consolidated Littlefield Real Estate Partnerships for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Austin, Texas
July 3, 1996

              THE CONSOLIDATED LITTLEFIELD REAL ESTATE PARTNERSHIPS

       Historical Summaries of Consolidated Operating Revenue and Expenses

            For the three months ended March 31, 1996 (Unaudited) and
                        the year ended December 31, 1995


                                                      1996             1995
                                                   ---------         --------

Operating revenue:
         Building rental                          $2,653,296       $ 9,835,401
         Recovery of operating expenses              338,534         1,208,428
         Other                                        17,574            54,608
                                                  ----------       -----------

         Total operating revenue                   3,009,404        11,098,437
                                                  ----------       -----------

Operating expenses:
         Cleaning                                    116,367           510,827
         Utilities                                   415,573         1,683,301
         Repairs and maintenance                     223,757           949,486
         General operating                           183,533           434,348
         Administrative                               12,319           435,827
         Salaries                                    166,536           695,243
         Management Fees                             159,528           540,585
         Real estate taxes                           332,522         1,231,872
         Insurance                                    30,518           106,908
                                                  ----------       -----------

         Total operating expenses                  1,640,653         6,588,397
                                                  ----------       -----------

         Operating revenue in excess of
           operating expenses                     $1,368,751       $ 4,510,040
                                                  ==========       ===========

          See accompanying notes to historical summary of consolidated operating revenue and expenses.

              THE CONSOLIDATED LITTLEFIELD REAL ESTATE PARTNERSHIPS

  Notes to Historical Summaries of Consolidated Operating Revenue and Expenses

            For the Three Months Ended March 31, 1996 (Unaudited) and
                        the Year Ended December 31, 1995


(1)      Summary of Significant Accounting Policies

         (a)     Description of the Properties

         The consolidated Littlefield Real Estate Partnerships consist of ten office properties located in Austin, Texas containing approximately 894,000 rentable square feet. At March 31, 1996, the properties' occupancy ranged from 48 to 100 percent of the properties' available building space under lease with an average of 77 percent under lease.

         (b)     Basis of Presentation

         The accompanying historical summaries of consolidated operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenues and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the building, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Consolidated Littlefield Real Estate Partnerships have been excluded from expenses. Management is not aware of any material factors relating to the Consolidated Littlefield Real Estate Partnerships that would cause the historical summaries of consolidated operating revenue and expenses to not be indicative of future operating results of the buildings.

         (c)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

         (d)     Interim Unaudited Financial Information

         The accompanying unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting only of normal recurring accruals, necessary to present fairly the historical summaries of consolidated operating revenue and expenses for the three months ended March 31, 1996, have been included. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results for the full year.

(2) Pro forma Taxable Consolidated Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of the consolidated Littlefield Real Estate Partnerships for the twelve months ended March 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the building is computed on the modified accelerated cost recovery system method over a 39-year life.

         This statement does not purport to forecast actual operating results for any period in the future (in thousands).


Pro forma net operating income (exclusive of
  depreciation and amortization expense)                              $ 4,691

         Less - estimated depreciation and amortization expense         2,169
                                                                      -------

Pro forma taxable operating income                                    $ 2,522
                                                                      =======

Pro forma cash available from operations                              $ 4,691
                                                                      =======

                  HARLEQUIN PLAZA NORTH, HARLEQUIN PLAZA SOUTH,
                       QUEBEC COURT I AND QUEBEC COURT II

                              Historical Summaries
                        of Operating Revenue and Expenses

                 Three Months Ended March 31, 1996 (Unaudited)
                      and the Year Ended December 31, 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:

We have audited the accompanying combined historical summary of operating revenue and expenses, as defined in Note 1, of Harlequin Plaza North, Harlequin Plaza South, Quebec Court I and Quebec Court II (the Properties) for the year ended December 31, 1995. This combined historical summary is the responsibility of the Properties' management. Our responsibility is to express an opinion on the combined historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of the Properties.

In our opinion, the combined historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in Note 1 of Harlequin Plaza North, Harlequin Plaza South, Quebec Court I and Quebec Court II for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                 KPMG Peat Marwick LLP

Washington, D.C.
June 19, 1996

                  HARLEQUIN PLAZA NORTH, HARLEQUIN PLAZA SOUTH,
               QUEBEC COURT I AND QUEBEC COURT II (the Properties)

         Combined Historical Summaries of Operating Revenue and Expenses

              For the Three Months Ended March 31, 1996 (Unaudited)
                      and the Year Ended December 31, 1995
                             (Dollars in thousands)

                                                         1996          1995
                                                      ---------      ---------

Operating revenue:
         Building rental                               $1,618          $6,170
         Recovery of operating expenses                   343           1,151
         Other                                             12              32
                                                       ------          ------

         Total operating revenue                        1,973           7,353
                                                       ------          ------

Operating expenses:
         Real estate taxes                                285           1,218
         Utilities                                        262             957
         Repairs and maintenance                          117             545
         Janitorial                                       110             389
         General operating services                        69             304
         Management fees                                   77             274
         Insurance                                         10              37
         Accounting                                        19              28
                                                       ------          ------

         Total operating expenses                         949           3,752
                                                       ------          ------

         Operating revenue in excess of
           operating expenses                          $1,024          $3,601
                                                       ======          ======

            See accompanying notes to combined historical summaries
                       of operating revenue and expenses.

                  HARLEQUIN PLAZA NORTH, HARLEQUIN PLAZA SOUTH,
               QUEBEC COURT I AND QUEBEC COURT II (the Properties)

               Notes to Combined Historical Summaries of Operating
                              Revenue and Expenses

              For the Three Months Ended March 31, 1996 (Unaudited)
                      and the Year Ended December 31, 1995
                             (Dollars in thousands)

(1)      Summary of Significant Accounting Policies

         (a)     Description of the Properties

         Harlequin Plaza North, Harlequin Plaza South, Quebec Court I and Quebec Court II (the Properties) are office buildings located in Englewood, Colorado. At March 31, 1996, occupancy percentages were as follows:

                 Harlequin Plaza North - 89%
                 Harlequin Plaza South - 98%
                 Quebec Court I - 100%
                 Quebec Court II - 100%

         (b)     Basis of Presentation

         The accounts of the Properties have been included in the combined historical summaries of operating revenue and expenses.

         The accompanying combined historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenues and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty Corporation in the proposed future operations of the buildings, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Properties have been excluded from expenses. Management is not aware of any material factors relating to the Properties that would cause the historical summaries of operating revenue and expenses to not be indicative of future operating results of the Properties.

         (c)     Revenue Recognition

         Revenue from rental operations is recognized straight-line over the terms of the respective leases.

         (d)     Interim Unaudited Financial Information

         The accompanying unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting only of normal recurring accruals, necessary to present fairly the historical summaries of operating revenue and expenses for the three months ended March 31, 1996, have been included. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results for the full year. (continued)

(2)      Acquisition Transaction

         CarrAmerica Realty Corporation acquired the Properties on May 24, 1996.

(3) Pro forma Taxable Operating Results and Cash Available from Operations (Unaudited)

         The unaudited pro forma table reflects the taxable operating results and cash available from operations of the Properties for the twelve months ended March 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

Pro forma net operating income (exclusive of
  depreciation and amortization expense)                             $ 3,402
         Less - estimated depreciation and amortization expense          964
                                                                     -------
Pro forma taxable operating income                                   $ 2,438
                                                                     =======

Pro forma cash available from operations                             $ 3,402
                                                                     =======

                             THE GREYHOUND BUILDING

                              Historical Summaries
                       of Operating Revenue and Expenses

                Nine Months Ended September 30, 1996 (Unaudited)
                        and Year Ended December 31, 1995

                  (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:


We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of The Greyhound Building (the Building) for the year ended December 31, 1995. This historical summary is the responsibility of the management of The Greyhound Building. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of The Greyhound Building.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of The Greyhound Building for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                           KPMG Peat Marwick LLP

Washington, DC
August 5, 1997

                             THE GREYHOUND BUILDING


             Historical Summaries of Operating Revenue and Expenses

            For the nine months ended September 30, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (Dollars in thousands)

                                                                   Nine months            Year
                                                                      ended               ended
                                                                   September 30,       December 31,
                                                                       1996                1995
                                                                       ----                ----
Operating revenue - Building rental                                 $       737         $      983

Operating expenses - General and administrative                               4                  6
                                                                    ------------        -----------

          Operating revenue in excess of operating expenses         $       733         $      977
                                                                    ============        ===========



                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                             THE GREYHOUND BUILDING

         Notes to Historical Summaries of Operating Revenue and Expenses

                Nine months ended September 30, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (Dollars in thousands)


(1)    Description of the Property

       The Greyhound Building (the Building) is located in Dallas, Texas, and contains approximately 93,000 square feet of office space available for lease. At September 30, 1996, the Property was 100% leased to Greyhound Lines, Inc. under a triple-net lease.

(2)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty, L.P. in the proposed future operations of the Building, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Building have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summaries of operating revenue and expenses to not be indicative of the future operating results of the Building.

       (b)   Revenue Recognition

             Revenue from rental operations is recognized straight-line over the terms of the respective leases.

       (c)   Interim Unaudited Financial Information

             The accompanying unaudited financial information for the nine months ended September 30, 1996 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1995. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the nine months ended September 30, 1996, have been included. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results for the full year.

                                                                     (Continued)

                             THE GREYHOUND BUILDING

         Notes to Historical Summaries of Operating Revenue and Expenses

                             (Dollars in thousands)


(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

       The unaudited pro forma table reflects the taxable operating results and cash available from operations of the Building for the 12 months ended September 30, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the Building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

           Pro forma net operating income (exclusive of
               depreciation and amortization expense)                    $  840
           Less estimated depreciation and amortization expense             206
                                                                         ------

                         Pro forma taxable operating income              $  634
                                                                         ======

                         Pro forma cash available from operations        $  840
                                                                         ======

                                   THE QUORUM

                              Historical Summaries
                       of Operating Revenue and Expenses

                  Three Months Ended March 31, 1996 (Unaudited)
                        and Year Ended December 31, 1995

                  (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:


We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of The Quorum for the year ended December 31, 1995. This historical summary is the responsibility of the management of The Quorum. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of The Quorum.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of The Quorum for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                           KPMG Peat Marwick LLP

Washington, DC
August 6, 1997

                                   THE QUORUM

             Historical Summaries of Operating Revenue and Expenses

              For the three months ended March 31, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (Dollars in thousands)

                                                                    Three months            Year
                                                                       ended               ended
                                                                      March 31,          December 31,
                                                                        1996                1995
                                                                        ----                ----
Operating revenue:
    Building rental                                                 $       328              1,309
    Recovery of operating expenses                                            5                 25
                                                                    ------------        -----------

          Total operating revenue                                           333              1,334
                                                                    ------------        -----------

Operating expenses:
    Maintenance                                                              59                239
    Utilities                                                                55                213
    Real estate taxes                                                        57                228
    Insurance                                                                 2                  9
    General operating                                                        16                 62
    Administrative                                                           22                 82
                                                                    ------------        -----------

          Total operating expenses                                          211                833
                                                                    ------------        -----------

          Operating revenue in excess of operating expenses         $       122                501
                                                                    ============        ===========


                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                                   THE QUORUM

         Notes to Historical Summaries of Operating Revenue and Expenses

                  Three months ended March 31, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (Dollars in thousands)


(1)    Description of the Property

       The Quorum (the Property) consists of two buildings located in Englewood, Colorado, a suburb of Denver, containing approximately 124,000 square feet of office space available for lease. At March 31, 1996, the Property was 79% leased.

(2)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty, L.P. in the proposed future operations of the Property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Property have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summaries of operating revenue and expenses to not be indicative of the future operating results of the Property.

       (b)   Revenue Recognition

             Revenue from rental operations is recognized straight-line over the terms of the respective leases.

       (c)   Interim Unaudited Financial Information

             The accompanying unaudited financial information for the three months ended March 31, 1996 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the three months ended March 31, 1996, have been included. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results for the full year.

                                                                     (Continued)

                                   THE QUORUM

         Notes to Historical Summaries of Operating Revenue and Expenses

                             (Dollars in thousands)

(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

       The unaudited pro forma table reflects the taxable operating results and cash available from operations of The Quorum for the 12 months ended March 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the buildings is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

           Pro forma net operating income (exclusive of
               depreciation and amortization expense)                   $   497
           Less estimated depreciation and amortization expense             106
                                                                        -------

                         Pro forma taxable operating income             $   391
                                                                        =======

                         Pro forma cash available from operations       $   497
                                                                        =======

                                GREENWOOD CENTER

                              Historical Summaries
                       of Operating Revenue and Expenses

                  Three Months Ended March 31, 1996 (Unaudited)
                        and Year Ended December 31, 1995

                  (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Partners
CarrAmerica Realty, L.P.:


We have audited the accompanying historical summary of operating revenue and expenses, as defined in note 2(a), of Greenwood Center for the year ended December 31, 1995. This historical summary is the responsibility of the management of Greenwood Center. Our responsibility is to express an opinion on the historical summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenue and expenses of Greenwood Center.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the operating revenue and expenses described in note 2(a) of Greenwood Center for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                           KPMG Peat Marwick LLP

Washington, DC
August 6, 1997

                                GREENWOOD CENTER

             Historical Summaries of Operating Revenue and Expenses

              For the three months ended March 31, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (Dollars in thousands)

                                                                    Three months           Year
                                                                       ended               ended
                                                                      March 31,         December 31,
                                                                        1996                1995
                                                                        ----                ----
Operating revenue - Building rental and recovery of
    operating expenses                                              $       282         $    1,144
                                                                    ------------        -----------


Operating expenses:
    Maintenance                                                              31                122
    Utilities                                                                40                155
    Real estate taxes                                                        31                125
    Insurance                                                                 3                 11
    General operating                                                        14                 35
    Administrative                                                           12                 47
                                                                    ------------        -----------

          Total operating expenses                                          131                495
                                                                    ------------        -----------

          Operating revenue in excess of operating expenses         $       151         $      649
                                                                    ============        ===========



                 See accompanying notes to historical summaries
                       of operating revenue and expenses.

                                GREENWOOD CENTER

         Notes to Historical Summaries of Operating Revenue and Expenses

                  Three months ended March 31, 1996 (unaudited)
                      and the year ended December 31, 1995

                             (dollars in thousands)


(1)    Description of the Property

       Greenwood Center (the Property) is located in Englewood, Colorado, a suburb of Denver, and contains approximately 76,000 square feet of office space available for lease. At March 31, 1996, the Property was 97% leased.

(2)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             The accompanying historical summaries of operating revenue and expenses are not representative of the actual operations for the periods presented as certain revenue and expenses, which may not be comparable to those expected to be incurred by CarrAmerica Realty, L.P. in the proposed future operations of the Property, have been excluded. Interest income has been excluded from revenue, and interest, depreciation and amortization, and other costs not directly related to the future operations of the Property have been excluded from expenses. Management is not aware of any other material factors that would cause the historical summaries of operating revenue and expenses to not be indicative of the future operating results of the Property.

       (b)   Revenue Recognition

             Revenue from rental operations is recognized straight-line over the terms of the respective leases.

       (c)   Interim Unaudited Financial Information

             The accompanying unaudited financial information for the three months ended March 31, 1996 has been prepared consistent with the rules and regulations of the Securities and Exchange Commission governing the preparation of the amounts for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the historical summary of operating revenue and expenses for the three months ended March 31, 1996 have been included. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results for the full year.

                                                                     (Continued)

                                GREENWOOD CENTER

             Historical Summaries of Operating Revenue and Expenses

                             (Dollars in thousands)


(3) Pro Forma Taxable Operating Results and Cash Available from Operations (Unaudited)

       The unaudited pro forma table reflects the taxable operating results and cash available from operations of Greenwood Center for the 12 months ended March 31, 1996, as adjusted for certain items which can be factually supported. For purposes of presenting pro forma net taxable operating income, revenue is recognized when it is either collectible under the lease terms or collected. Tax depreciation for the building is computed on the modified accelerated cost recovery system method over a 39-year life. This statement does not purport to forecast actual operating results for any period in the future.

           Pro forma net operating income (exclusive of
               depreciation and amortization expense)                   $    835
           Less estimated depreciation and amortization expense              120
                                                                        --------

                         Pro forma taxable operating income             $    715
                                                                        ========

                         Pro forma cash available from operations       $    835
                                                                        ========

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 27, 1997.

                                     CARRAMERICA REALTY, L.P.,
                                     a Delaware limited partnership

                                     By:   CarrAmerica Realty GP Holdings, Inc.,
                                           its general partner



                                     By:   /s/ Brian K. Fields
                                           ---------------------------
                                               Brian K. Fields
                                               Chief Financial Officer

                                INDEX TO EXHIBITS

Exhibit
-------

4.1 Second Amended and Restated Agreement of Limited Partnership of CarrAmerica Realty, L.P. dated as of May 9, 1997 (incorporated by reference to Exhibit 10.1 of CarrAmerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

10.1 Stockholders Agreement, dated April 30, 1996, by and among Carr Realty Corporation, Carr Realty, L.P., Security Capital Holdings, S.A. and Security Capital U.S. Realty (incorporated by reference to
            Exhibit 2.2 of Security Capital U.S. Realty's Schedule 13D dated April 30, 1996).

10.2 Amended and Restated Credit Agreement, dated August 23, 1996, by and among CarrAmerica Realty Corporation, CarrAmerica Realty, L.P., Carr Realty, L.P. and Morgan Guaranty Trust Company of New York (incorporated by reference to Exhibit 10.15 of CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 1996).

10.3 First Amendment to Amended and Restated Revolving Credit Agreement, dated October 18, 1996, by and among CarrAmerica Realty Corporation, CarrAmerica Realty, L.P., Carr Realty, L.P., Morgan Guaranty Trust Company of New York, Commerzbank Aktiengesellschaft, New York Branch, NationsBank, N.A., Wells Fargo Realty Advisors Funding, Inc. (incorporated by reference to Exhibit 10.1 to CarrAmerica's Current Report on Form 8-K dated and filed October 24, 1996).

21.1        List of Subsidiaries.

27.1        Financial Data Schedule.

27.2        Financial Data Schedule.

99.1        Certificate of Incorporation of CarrAmerica Realty GP Holdings,
            Inc.

99.2        Bylaws of CarrAmerica Realty GP Holdings, Inc.

99.3 Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty Corporation, as amended and as supplemented (incorporated by reference to Exhibit 3.1 to CarrAmerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

99.4 Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 to CarrAmerica's Current Report on Form 8-K dated and filed February 12, 1997).

99.5 "The Company," pages S-7 through S-12, in CarrAmerica's Prospectus Supplement (to Prospectus dated March 27, 1997) dated April 14, 1997, filed pursuant to Rule 424(b) of Regulation C under the Securities Act, relating to CarrAmerica's Registration Statement on Form S-3, File No. 333-22353.

99.6 "Voting Securities and Principal Holders Thereof," pages 15 through 18, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

99.7 "Election of Directors (Proposal 1)," pages 3 through 6, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

99.8 "Directors of the Company," pages 4 through 7, from CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 1996.

99.9 "Executive Officers and Certain Key Employees of the Company," pages 7 through 11, from CarrAmerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

99.10 "Executive Compensation," pages 9 through 12, from CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

99.11 "Report on Executive Compensation," pages 13 through 14, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

99.12 "Executive Compensation Committee Interlocks and Insider Participation," page 14, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.

99.13 "Certain Relationships and Related Transactions," page 19, in CarrAmerica's Proxy Statement dated March 25, 1997, delivered to CarrAmerica's stockholders in connection with the 1997 Annual Meeting of Stockholders.